Exhibit 2.1
ASSET PURCHASE AGREEMENT
DATED AS OF SEPTEMBER 11, 2019,
BY AND AMONG
SOUTHCROSS ENERGY PARTNERS, L.P.,
THE OTHER SELLERS PARTY HERETO
SOUTHCROSS ENERGY PARTNERS GP, LLC
AND
MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC

1

	TABLE OF CONTENTS
		PAGE
	ARTICLE 1
	DEFINITIONS

Section 1.01.	Definitions	2
Section 1.02.	Other Definitions and Interpretive Matters	15

	ARTICLE 2
	PRUCHASE AND SALE

Section 2.01.	Purchase and Sale	17
Section 2.02	Excluded Assets	19
Section 2.03.	Assumed Liabilities	20
Section 2.04.	Excluded Liabilities	21
Section 2.05.	Desired 365 Contracts; Cure Costs	22
Section 2.06.	Assignment of Assets Subject to Consent Requirements	23
Section 2.07.	Misallocated Assets	24
Section 2.08.	Further Assurances	24

	ARTICLE 3
PURCHASE PRICE

Section 3.01.	Purchase Price	25
Section 3.02.	Good Faith Deposit	25

	ARTICLE 4
	CLOSING

Section 4.01.	Closing Date	26
Section 4.02.	Payments on the Closing Date	26
Section 4.03.	Buyer's Deliveries	26
Section 4.04.	Seller's Deliveries	26
Section 4.05.	Designated Buyer(s)	27

	ARTICLE 5
REPRESENATIONS AND WARRANTIES OF SELLERS

Section 5.01.	Organization and Good Standing	27
Section 5.02.	Authority;Validity	28
Section 5.03.	Governmental Authorizations; No Conflict	28

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	ARTICLE 8
	ADDITIONAL AGREEMENTS

Section 8.01.	Taxes	45
Section 8.02.	Allocation of Purchase Price	47
Section 8.03.	Assigned Contracts; Adequate Assurance and Performance	47
Section 8.04.	Employee Matters	48
Section 8.05.	Post-Closing Books and Records and Personnel	49
Section 8.06.	Insurance	50
Section 8.07.	Casualty	50
Section 8.08.	Condemnation	51
Section 8.09.	Seller Marks	51
Section 8.10.	Other Confidentially Agreements	52
Section 8.11.	Specified Contracts Schedule	52
Section 8.12.	Disclaimers	52

	ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

Section 9.01.	Accuracy of Representations	54
Section 9.02.	Sellers' Performance	54
Section 9.03.	Sellers' Deliveries	54
Section 9.04.	Material Adverse Effect	54

	ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER AND SELLERS

Section 10.01.	No Order	55
Section 10.02.	Sale Orders	55
Section 10.03.	Regulatory Approvals	55

	ARTICLE 11
CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

Section 11.01.	Accuracy of Representations	55
Section 11.02.	Buyers' Performance	55
Section 11.03.	Buyers' Deliveries	55

	ARTICLE 12
	TERMINATION

Section 12.01.	Termination Events	55

Section 12.02.	Effect of Termination	57
Section 12.03.	Procedure Upon Termination	58

Exhibits:
Exhibit A-1	Alabama Assets
Exhibit A-2	Mississippi Assets
Exhibit A-3	Vehicles
Exhibit C	Form of Master Assignment
Exhibit D-1	Form of Assignment (Alabama)
Exhibit D-2	Form of Assignment (Mississippi)
Exhibit E	Bidding Procedures
Exhibit F	Biddings Procedures Order
Exhibit G	Stalking Horse Order
Exhibit H	Form of Sale Order
Exhibit I	Form of Transition Services Agreement

Schedules:
Schedule 1.01(a)	Southcross Entities
Schedule 1.01(b)	Sellers' Knowledge
Schedule 1.01(c)	Buyers' Knowledge
Schedule 2.05(a)	Desired 365 Contracts

v

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 11, 2019, is by and among Southcross Energy Partners, L.P., a Delaware limited partnership (“Southcross”), the Subsidiaries of Southcross listed on the signature pages hereto (collectively, the “Southcross Entities” and together with Southcross, the “Sellers”, and, each individually, a “Seller”), Southcross Energy Partners GP, LLC, a Delaware limited liability company, solely with respect to Section 8.04 and Article 13 (“Southcross GP”), and Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Article 1. Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, Sellers are engaged in the business of providing transportation services and purchasing and selling natural gas within the states of Alabama and Mississippi, and are the owners of the Assets (such actions and ownership, the “Business”);
WHEREAS, on April 1, 2019 (the “Petition Date”), Sellers commenced voluntary cases (the “Bankruptcy Cases”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
WHEREAS, Sellers desire to sell to Buyer all of the Assets, and Buyer desires to purchase from Sellers all of the Assets and assume all of the Assumed Liabilities, upon the terms and conditions hereinafter set forth;
WHEREAS, the Parties intend to effectuate the Transactions through a sale of the Assets pursuant to Sections 105, 363 and 365 of the Bankruptcy Code;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Sellers to enter into this Agreement, Buyer has received a commitment letter of which Southcross will be a third-party beneficiary (the “Equity Commitment Letter”) from ArcLight Energy Partners Fund V, L.P. (the “Equity Financing Source”) confirming its commitment to provide Buyer with equity financing in connection with the transactions contemplated hereby in the amount set forth therein subject to the conditions set forth therein, a copy of which has been provided to Sellers; and
WHEREAS, Sellers’ ability to consummate the Transactions set forth in this Agreement is subject to, among other things, the entry of the Stalking Horse Order and the Sale Order by the Bankruptcy Court.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.01.    Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced below.
“365 Contracts” means all of Sellers’ executory Contracts and unexpired leases that are subject to assumption and assignment under Section 365 of the Bankruptcy Code primarily pertaining to the Assets or Assumed Liabilities. For the avoidance of doubt, none of the granting instruments for Owned Real Property or the Real Property Interests are 365 Contracts.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries) Controls, is Controlled by or is under common Control with such specified Person; provided that (a) the equity holders and creditors of Sellers (other than any equity holder or creditor who is a Seller or Subsidiary of any Seller) will not be considered Affiliates of any Seller for purposes of this Agreement, and (b) in the case of Buyer, except as used in the definition of “Material Adverse Effect”, Section 7.05 and Section 13.12 the terms “Affiliate” or “Affiliates” shall not mean ArcLight Capital Partners, LLC or its other portfolio companies, or its or their Subsidiaries, sponsors, or partners, except that any disclaimers or releases/waivers hereunder in favor of (or to the benefit of) Buyer or its respective Affiliates (and, in each case, similar phrases) hereunder, the terms “Affiliate” or “Affiliates” shall include such Persons.
“Agreement” has the meaning set forth in the introductory paragraph.
“Allocation Notice of Objection” has the meaning set forth in Section 8.02(a).
“Alternate Bidder” will mean the bidder with the next-highest or otherwise second-best bid as determined in accordance with the Bidding Procedures.
“Applicable Employees” means each of the employees of Southcross GP and its Affiliates whose primary responsibilities relate to the Business.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, as amended unless expressly specified otherwise.
“APSC” means the Alabama Public Service Commission.
“APSC Approval” means approval of the Transactions by the APSC through a Final Order.
“Assets” has the meaning set forth in Section 2.01(b).
“Assigned Contracts” has the meaning set forth in Section 2.01(b)(vi).

“Assignments” means the Assignments, Bill of Sale and Conveyance (a) with respect to all Assets (other than Owned Real Property) located in the State of Alabama, in the form attached hereto as Exhibit D-1, and (b) with respect to all Assets (other than Owned Real Property) located in the State of Mississippi, in the form attached hereto as Exhibit D-2.
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Auction” has the meaning set forth in the Bidding Procedures.
“Bankruptcy Cases” has the meaning set forth in the recitals.
“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.
“Bankruptcy Court” has the meaning set forth in the recitals.
“Bankruptcy Deposits” has the meaning set forth in Section 2.02(p).
“Bidding Procedures” means the procedures employed with respect to the proposed sale of the Assets and the assumption of the Assumed Liabilities attached hereto as Exhibit E.
“Bidding Procedures Order” means the Order of the Bankruptcy Court entered on June 13, 2019 approving the Bidding Procedures attached hereto as Exhibit F.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in New York City, New York and Dallas, Texas.
“Business Permits” has the meaning set forth in Section 5.06.
“Buyer” has the meaning set forth in the introductory paragraph.
“Cash Purchase Price” has the meaning set forth in Section 3.01(a).
“Casualty Loss” means any loss, damage or destruction of the Assets that occurs during the period between the date hereof and the Closing for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, flood, hurricane, tropical storm, terrorism, or other casualty or condemnation taking under the right of eminent domain, but excluding any loss, damage, or destruction as a result of depreciation or ordinary wear and tear.
“Closing” has the meaning set forth in Section 4.01.
“Closing Date” has the meaning set forth in Section 4.01.
“Code” means the Internal Revenue Code of 1986.
“Condemnation Value” has the meaning set forth in Section 8.08.

“Condemnation Value Estimation Date” has the meaning set forth in Section 8.08.
“Confidential Information” has the meaning given it in the Confidentiality Agreement.
“Confidentiality Agreement” has the meaning set forth in Section 7.01(b).
“Contract” means any agreement, contract, lease, deed, license, instrument, commitment, undertaking or obligation (in each case, whether written or oral) that is legally binding.
“Control” means the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of securities or other equity interests, by Contract or otherwise.
“Copyrights” means any copyright, any copyrightable work, any registration or recording of any copyright or copyrightable work, and any application in connection therewith, including any such registration, recording, or application in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other jurisdiction, and any renewal of any of the foregoing.
“Cure Costs” means all monetary Liabilities, including pre-petition monetary Liabilities, of Sellers that must be paid or otherwise satisfied to cure all of Sellers’ monetary and other defaults under the Assigned Contracts pursuant to Section 365 of the Bankruptcy Code at the time of the assumption thereof and assignment of the Assigned Contracts to Buyer as provided hereunder as such amounts are determined by the Bankruptcy Court pursuant to the process set forth in the Bidding Procedures Order.
“Decommissioning Obligations” means all costs, obligations or Liabilities of or for abandonment and re-abandonment, equipment removal, disposal, or restoration associated with any Assets.
“Deeds” has the meaning set forth in Section 4.04(b).
“Deposit Amount” has the meaning set forth in Section 3.02.
“Deposit Escrow Agreement” means that certain fund services and deposit agreement, dated as of July 18, 2019, by and among Southcross and the Escrow Agent.
“Designated Buyer” has the meaning set forth in Section 4.05.
“Desired 365 Contracts” has the meaning set forth in Section 2.05(a).
“DIP Credit Agreement” has the meaning ascribed to such term in the Bidding Procedures.
“DIP Secured Parties” has the meaning ascribed to such term in the Bidding Procedures.

“Emergency Operations” means operations necessary to respond to or alleviate the eminent or immediate endangerment of (a) the health or safety of any Person or the environment or (b) the safety or operational condition of any of the Assets.
“Encumbrance” means any lien, encumbrance, claim, liability, pledge, mortgage, deed of trust, security interest, restriction or charge, including (a) any conditional sale or other title retention agreement and (b) any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements.
“Environmental Laws” means any and all Applicable Laws relating to the protection or preservation of human health and safety (with respect to exposure to Hazardous Substances), the environment or natural resources (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, soil and strata, and plant and animal life), or relating to the use, generation, management, handling, disposal, storage, recycling, labeling, transportation or Release or threatened Release of, or exposure to, Hazardous Substances.
“Equity Commitment Letter” has the meaning ascribed to such term in the recitals.
“Equity Financing Source” has the meaning ascribed to such term in the recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with any of the Sellers or Southcross GP as defined in Section 414(b) or 414(c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with any of the Sellers or Southcross GP, as the case may be, as a single employer under Sections 414(m) or 414(o) of the Code.
“Escrow Agent” means Kurtzman Carson Consultants, LLC.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” means all Contracts of Sellers other than the Assigned Contracts.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Excluded Records” means (a) the general corporate files and records of Sellers, insofar as they relate to the organization, existence or capitalization of the applicable Seller, as well as any other records or materials relating to the Sellers generally and not primarily involving or primarily related to the Assets or the operations of the Business (provided that copies but not originals of any records or materials related to the Assets or the operations of the Business but that are not primarily related to the Assets or the operations of the Business shall be provided to the Buyer), (b) Sellers’ federal, state, local or non-U.S. income, franchise or margin Tax files and records, (c) employee files (other than files of Transferred Employees that are permitted to be transferred pursuant to Applicable Law), (d) records, including privileged information, relating to the sale of the Assets, including competing bids, (e) copies of records stored for archival and/or back up purposes, and (f)

any other files or records to the extent relating to any Excluded Assets or expressly excluded from the Assets pursuant to Section 2.02.
“Expense Reimbursement” means an amount equal to the reasonable, documented, out-of-pocket costs and expenses of Buyer (including the reasonable, documented expenses of outside counsel, investment bankers and other outside advisors) related to negotiating this Agreement and investigating Sellers and the Assets, up to a maximum amount of $500,000, which amount, upon entry of the Stalking Horse Order, will constitute an administrative expense of Sellers in the Bankruptcy Cases under sections 503(b) and 507(a)(2) of the Bankruptcy Code.
“Final Allocation Statement” has the meaning set forth in Section 8.02(a).
“Final Order” means an Order, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing is then pending, (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such Order has been affirmed by the highest court to which such Order was appealed, or certiorari has been denied, or a new trial, reargument or rehearing has been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired, as a result of which such Order has become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such Order, will not cause such Order not to be a Final Order; or (c) in the case of an Order by the APSC or MPSC the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing is then pending; if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such Order has been affirmed by the highest court to which such Order was appealed, or certiorari has been denied, or a new trial, reargument or rehearing has been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired.
“Fraud” means actual and intentional common law fraud as determined in accordance with Delaware Law with respect to the representations and warranties made in this Agreement.
“Governmental Authority” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, tribal, state, parish, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.
“Governmental Authorization” means any approval, consent, license, Permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.
“Hazardous Substance” means any pollutants, contaminants, NORM and other radioactive materials, chemicals, petroleum, petroleum products, crude oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, and other Hydrocarbons whether refined or unrefined, or industrial, toxic or hazardous substances, radon, asbestos or asbestos-containing material, urea formaldehyde foam insulation or polychlorinated biphenyls, as well as any other substance, material or waste regulated by any Applicable Law relating to the environment due to their actual adverse impacts on the environment, including but not limited to any “contaminant,” “hazardous waste,” “hazardous material”, “hazardous substance”, “extremely hazardous substance” or “toxic substance” or words of similar import listed, designated, defined or regulated as such under any Environmental Law or other Applicable Law relating to the environment.
“Hedge Contracts” means any Contract to which any Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over the counter,” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing or any mixture containing the foregoing.
“ICA” has the meaning set forth in Section 5.16(a).
“Indebtedness” means any of the following indebtedness (whether or not contingent), with respect to any Seller: (a) any indebtedness for borrowed money; (b) any indebtedness or Liabilities evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) any obligations and Liabilities for the deferred purchase price of property, assets, securities or services, contingent purchase price obligations or “earn-out” obligations in connection with any acquisition (including any purchase price adjustment payments); (d) any commitment by which any Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner (including guarantees in the form of an agreement to repurchase or reimburse); (f) any Liabilities under capitalized leases with respect to which any Seller is liable as obligor, guarantor or otherwise, or with respect to which obligations any Seller assures a creditor against loss; (g) any indebtedness or Liabilities secured by an Encumbrance on any Seller’s assets; (h) any amounts owed to any Person under any noncompetition or consulting arrangements; (i) any amounts owed to Affiliates (including intercompany trade and accounts payable); (j) any obligations and Liabilities under or in respect of any out-of-the-money interest rate, currency or other hedging agreement and any other arrangement designed to provide protection against fluctuations in interest or currency rates; (k) any obligations and Liabilities under any performance bond, surety bond, fidelity bond, letter of credit, bankers’ acceptance or similar items, solely to the extent drawn as of the Closing Date; (l) all Liabilities under conditional sale or other title retention agreements; (m) all Liabilities with respect to vendor advances or any other similar advances; (n) all unpaid management or other fees owing or Liabilities to any Seller or any Affiliate of such Seller; (o) all deferred compensation or accrued but unpaid wages or commissions or other compensation; (p) all outstanding severance payments as of the Closing; (q) any obligations under severance agreements, stay/retention bonuses, incentive bonuses (relating to the Transactions), termination and change of control arrangements and similar obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time, by the consummation of the Transactions (including any Taxes thereon); (r) all prepayments relating to the Business; (s) all obligations for unfunded Liabilities relating to any employee benefit plan, pension plan or similar arrangement; (t) deferred rent; (u) Liabilities associated with factoring or discounting of accounts receivables; (v) all “cut” but uncashed checks issued by any Seller that are outstanding as of the Closing Date; (w) all obligations of the type described in clauses (a) through (v) above of any other Person, in each case, outstanding as of the Closing for which any Seller or any of such Seller’s Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or obligation to supply or invest any funds or assure any creditor against loss in connection thereto; and (x) for clauses (a) through (w) above, all accrued interest, fees, costs, premiums, expenses, reimbursements, indemnities, breakage costs or penalties, if any, and all other amounts payable at or as a result of the Closing in connection with any of the foregoing.
“Insurance Policies” has the meaning set forth in Section 5.14.
“Intellectual Property” means all intellectual property rights, including all Copyrights, Patents and Trademarks, and any applications and registrations related to any of the foregoing, in each case to the extent owned, used or licensed by Sellers (or any of them) that are used or held for use primarily in connection with the ownership and operation of any of the other Assets, but specifically excluding, for the avoidance of doubt, all seismic, geological, geochemical or geophysical data owned or licensed by Sellers and any of Sellers’ interpretations of such data (which data and interpretations thereof will constitute Records under this Agreement).
“IRS” means the Internal Revenue Service.
“Knowledge” means, with respect to any matter in question, (a) in the case of Sellers, the actual knowledge, after reasonable inquiry, of any of the individuals listed on Schedule 1.01(b) with respect to such matter, and (b) in the case of Buyer, the actual knowledge, after reasonable inquiry, of any of the individuals listed on Schedule 1.01(c) with respect to such matter.
“Leased Real Property” has the meaning set forth in Section 5.12(b).
“Liability” means any and all debts, indebtedness, liens, losses, damages, adverse claims, liabilities, fines, penalties, duties, responsibilities, obligations and expenses (including reasonable attorneys’ fees and reasonable costs of investigation and defense) of any kind, character, or description, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable, in contract, tort, strict liability, or otherwise, or otherwise due or to become due.
“Master Assignment” means the Master Assignment, Bill of Sale, Deed, and Conveyance in the form attached hereto as Exhibit C.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts (whether or not foreseeable or known as of the date of the Closing) that, individually or in the aggregate, (a) is or would reasonably be expected to have a material adverse effect on the value, condition (financial, operational or otherwise) or operations of the Business or the Assets as currently owned and operated, in each case, taken as a whole or (b) materially impairs the ability of the Sellers to consummate, or prevents or materially delays, the consummation of the Transactions or would reasonably be expected to do so; provided that in the case of the foregoing clause (a), no event, change, circumstance, occurrence, effect, result or state of facts arising from any of the following will be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) any change in the United States or foreign economies, financial markets, credit markets or political conditions, including any change in supply, demand, price levels or interest or exchange rates, embargo, sanctions or interruptions in trade; (ii) any change that generally affects the businesses or areas in which Assets operate, including changes in the prices or industry margins of Hydrocarbons or any other commodities or any increase in operating costs or capital expenses or any reduction in Hydrocarbon drilling activity or production; (iii) any change arising in connection with hostilities, act of war, civil unrest, cyber-attack, sabotage or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, civil unrest, cyber-attack, sabotage or terrorism or military action; (iv) any act of God, hurricane, flood, tornado, fire, explosion, weather event, earthquake, landslide or other natural disaster; (v) any change or proposed change in Applicable Law or accounting rules (or the interpretation or enforcement thereof); (vi) any action taken or proposed to be taken by Buyer or any of its Affiliates; (vii) any effect resulting from the public announcement of this Agreement, the negotiation, execution, performance of this Agreement or the consummation of the Transactions (provided that this clause (vii) shall be disregarded for purposes of any noncontravention representations and warranties and any condition as to the accuracy thereof); (viii) any effect resulting from the filing of the Bankruptcy Cases, including any Seller’s inability to pay its obligations as a result of the filing of the Bankruptcy Cases; (ix) any decline, in and of itself, in the market price or trading volume of the Southcross common units (it being understood and agreed that the foregoing will not preclude Buyer from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), (x) any failure to meet any projections, budgets, forecasts, estimates, plans, predictions, performance metrics or operating statistics (it being understood and agreed that the foregoing will not preclude Buyer from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); (xi) any action taken (or omitted to be taken) at the request of Buyer or any of its Affiliates; (xii) any action taken (or not taken) by any Seller or its Affiliates or the Business that is required to be taken (or not taken) pursuant to this Agreement; and (xiii) any matter disclosed on the Disclosure Schedules; provided further, that (1) with respect to clauses (i), (ii), (iii), (iv) and (v), any such event, change, circumstances, occurrence, effect or state of facts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent it disproportionately adversely affects the Assets compared to other Persons competing in the industry of the Business and (2) with respect to the foregoing clause (iv), any such fact, event, condition, change occurrence or effect shall be taken into account if and to the extent it, individually or in the aggregate with any other fact, event, condition, change, occurrence or effect, disproportionately adversely affects the value, operation or financial condition of the Assets, considered as whole, compared to other Persons competing in the industry of the Business in Mississippi or Alabama.
“Material Casualty Loss” has the meaning set forth in Section 8.07.
“Material Contracts” has the meaning set forth in Section 5.04(c).
“MPSC” means the Mississippi Public Service Commission.
“MPSC Approval” means approval of the Transactions by the MPSC through a Final Order, including approval under Miss. Code Ann. §77-3-23 and Rule 8 of the Public Utility Rules of Practice and Procedure of the MPSC and staff.
“Necessary Consent” has the meaning set forth in Section 2.06.
“NGA” has the meaning set forth in Section 5.16(a).
“NGPA” has the meaning set forth in Section 5.16(a).
“NORM” means naturally occurring radioactive materials.
“Occurrence-Based Policies” has the meaning set forth in Section 8.06.
“Order” means any award, writ, injunction, judgment, settlement, order or decree entered, issued, made or rendered by any Governmental Authority.
“Ordinary Course of Business” means any action taken by a Person if: (a) such action is consistent in manner and amount with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; or (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
“Other Confidentiality Agreements” has the meaning set forth in Section 8.10.
“Outside Date” has the meaning set forth in Section 12.01(b)(ii).
“Owned Intellectual Property” means all Intellectual Property owned by Sellers.
“Owned Real Property” has the meaning set forth in Section 5.12(a).
“Party” and “Parties” each have the meaning set forth in the introductory paragraph.
“Party Affiliate” has the meaning set forth in Section 13.12(a).
“Patents” means any letters patent, applications for letters patent, and any reissues, divisionals, continuations, and continuations-in-part thereof, including any patents or patent applications in the United States Patent and Trademark Office, the World Intellectual Property Organization, or any similar office or agency in any other jurisdiction.
“Periodic Non-Income Tax Cash Amount” has the meaning set forth in Section 3.01(a)(i).
“Periodic Non-Income Taxes” has the meaning set forth in Section 8.01(b)(i).
“Permits” means any approvals, authorizations, consents, franchises, licenses, permits, variances, exemptions, registrations, waivers or certificates of any Governmental Authority.
“Permitted Encumbrances” means any of the following:
(a) any rights, obligations, or duties reserved to or vested in any municipality or other Governmental Authority to: (i) control or regulate any Asset in any manner, including all Applicable Laws, (ii) purchase, condemn, expropriate, or recapture any Asset, (iii) consent to a purchase of any Asset, including the Necessary Consents, or (iv) use any Asset in any manner;
(b) easements, rights-of-way, servitudes, Permits, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads, structures and similar rights on, over or in respect of any of the Assets, in each case, that are of public record and that do not prevent or adversely affect the ownership, use and operation of the Assets as they are owned, used and operated prior to the Closing Date;
(c) defects or irregularities in title as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Sellers’ title;
(d) statutory liens or other Encumbrances for Taxes not yet due and payable;
(e) Assumed Liabilities (and, for the avoidance of doubt, the terms and conditions of all Assigned Contracts);
(f) conventional rights of reassignment that have not been triggered at or prior to Closing; and
(g) Encumbrances arising by, through or under Buyer or any of its agents or representatives.
For purposes of Section 2.01(a) of this Agreement only, “Permitted Encumbrances” shall also include any other imperfections in title, charges, easements, restrictions, licenses and Encumbrances that do not materially affect the value or use of the Assets subject thereto.
“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.
“Petition Date” has the meaning ascribed to such term in the recitals.

“Pipeline Systems” has the meaning set forth in Section 2.01(b)(i).
“Plants” has the meaning set forth in Section 2.01(b)(ii).
“Post-Closing Covenant” means any covenant to the extent required to be performed by any Seller or by Buyer, as applicable, under this Agreement following the Closing.
“Post-Closing Straddle Period” has the meaning set forth in Section 8.01(b)(ii).
“Pre-Closing Straddle Period” has the meaning set forth in Section 8.01(b)(ii).
“Preferential Rights” means any preferential purchase rights, preemptive rights, rights of first refusal or similar rights that are applicable to the transfer of the Assets in connection with the Transactions.
“Proceeding” means any claim, action, arbitration, audit, hearing, investigation, litigation, inquiry or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.
“Proposed Allocation Statement” has the meaning set forth in Section 8.02(a).
“Proposed Assumed Contracts Schedule” has the meaning set forth in Section 5.04(a).
“Purchase Price” has the meaning set forth in Section 3.01.
“R&W Insurance Policy” has the meaning set forth in Section 13.12(c).
“Real Property Interests” has the meaning set forth in Section 2.01(b)(v).
“Records” has the meaning set forth in Section 2.01(b)(viii).
“Registered Intellectual Property” has the meaning set forth in Section 5.07(a).
“Release” means any release, spill, emission, emptying, pouring, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into, onto, under or through the environment.
“Released Parties” has the meaning set forth in Section 13.12(b).
“Releasors” has the meaning set forth in Section 13.12(b).
“Representative” means, with respect to a particular Person, any director, officer, member, manager, partner, employee, agent, consultant, advisor, investor, shareholder, contractor, subcontractor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Required Lenders” has the meaning ascribed to such term in the DIP Credit Agreement.

“Restoration” has the meaning set forth in Section 8.07.
“Restoration Cost” has the meaning set forth in Section 8.07.
“Restoration Cost Estimation Date” has the meaning set forth in Section 8.07.
“Restoration Option” has the meaning set forth in Section 8.07.
“Restoration Reduction Amount” has the meaning set forth in Section 8.07.
“Rights-of-Way” has the meaning set forth in Section 5.12(d).
“Sale Hearing” means the hearing at which the Bankruptcy Court considers approval of the Sale Order pursuant to sections 105, 363 and 365 of the Bankruptcy Code.
“Sale Order” means an Order of the Bankruptcy Court, which Order is substantially in the form attached hereto as Exhibit H, with such changes as may be required by the Bankruptcy Court that are in form and substance acceptable to Sellers, Buyer and the Required Lenders.
“Seller Benefit Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and all other compensation and benefit plans, Contracts, policies, programs and arrangements, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, that provide any employee benefit, change of control, retention, pension, retirement, profit sharing, incentive, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay, health, medical, disability, life insurance and any similar plans or practices that are maintained by the Sellers, Southcross GP or any of their respective ERISA Affiliates that the Seller, Southcross GP or any of their respective ERISA Affiliates maintains, administers, contributes to or is required to contribute to, that covers or has covered any current or former employee, officer, director or independent contractor of the Business or any dependent thereof, or for which the Seller, Southcross GP or any of their respective ERISA Affiliates may have any liability (whether actual or contingent).
“Seller Credit Obligations” has the meaning set forth in Section 8.03(c).
“Seller Marks” has the meaning set forth in Section 8.09.
“Sellers” has the meaning set forth in the introductory paragraph, and “Seller” will mean any of them.
“Southcross” has the meaning set forth in the introductory paragraph.
“Southcross Entities” has the meaning set forth in the introductory paragraph.
“Southcross GP” has the meaning set forth in the introductory paragraph.
“Specified Contracts” has the meaning set forth in Section 5.04(d).

“Specified Contracts Schedule” has the meaning set forth in Section 8.11.
“Specified Termination Event” has the meaning set forth in Section 12.02(b).
“Stalking Horse Order” means the Order of the Bankruptcy Court entered on August 30, 2019 D.I. 454 approving, among other things, the Expense Reimbursement, attached hereto as Exhibit G.
“Straddle Period” has the meaning set forth in Section 8.01(b)(ii).
“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar managing body; provided that, for purposes of this Agreement, solely the Persons listed in Schedule 1.01(a) attached hereto will constitute Subsidiaries of Southcross.
“Successful Bidder” means the bidder with the highest or otherwise best bid as determined in accordance with the Bidding Procedures.
“Superior Proposal” means any bona fide proposal or offer submitted at or before the Auction by a party that is designated as the Successful Bidder at the Auction (other than Buyer or its Representatives) with respect to (a) any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring involving the Assets, or (b) any other direct or indirect acquisition involving the Assets, that, in each case, Southcross has determined in its business judgment (in consultation with the DIP Secured Parties) would, if consummated, result in a transaction superior to the Transactions. Notwithstanding the foregoing, any Expense Reimbursement under this Agreement will be treated as an administrative expense.
“Systems” has the meaning set forth in Section 5.07(d).
“Tax” or “Taxes” (and with correlative meaning, “Taxable”, “Taxation” “Taxing”) means (a) all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, escheat or unclaimed property obligations, property and estimated taxes and (b) all interest, penalties and additions to tax imposed by any Tax Authority in connection with any item described in clause (a).
“Tax Authority” means any Governmental Authority charged with the administration of any Applicable Law relating to Taxes, including the imposition, assessment or collection of Taxes.
“Tax Return” means any return, declaration, report, estimate, information return and statement required to be filed in respect of any Taxes (including any attachment thereto or amendment thereof).
“TCM” means Third Coast Midstream, LLC or one of its Affiliates.

“Third Party” means any Person other than a Seller, Buyer or any of their respective Affiliates.
“Trade Secret” has the meaning set forth in Section 5.07(e).
“Trademarks” means any trademark, trade name, corporate name, business name, domain name, trade style, trade dress, service mark, logo, source identifier, business identifier, or design of like nature, and all goodwill associated therewith, any registration of the foregoing, and any application in connection therewith, including any such registration or application in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other jurisdiction, and all extensions or renewals of any of the foregoing.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Equity Commitment Letter and any other agreements, instruments or documents entered into pursuant to this Agreement.
“Transactions” means the transactions contemplated by this Agreement, the Transaction Documents and any Schedule, certificate or other document delivered pursuant hereto or thereto.
“Transfer Taxes” has the meaning set forth in Section 8.01(a).
“Transferred Employees” has the meaning set forth in Section 8.04(a).
“Transition Services Agreement” means a transition services agreement, substantially in the form attached hereto as Exhibit I.
“Trustee” has the meaning set forth in Section 13.14.
“willful and material breach” shall mean a material breach that is a consequence of an act or omission undertaken by the breaching Party with the knowledge that such act or omission would be a material breach of this Agreement.
Section 1.02.    Other Definitions and Interpretive Matters.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:
(i)        Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.
(ii)         Dollars. Any reference in this Agreement to “Dollars” or “$” means United States dollars.

(iii)     Exhibits; Schedules; Disclosure Schedules. All Exhibits, Schedules and Disclosure Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein will be defined as set forth in this Agreement.
(iv)         Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.
(v)         Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.
(vi)     Herein. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.
(vii)    Including. The word “including” or any variation thereof means “including, without limitation”, and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(viii)    Statute. Unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance with, any Applicable Law, the reference to such Applicable Law means such Applicable Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.
(ix)        Contract. References to a Contract mean such Contract as amended from time to time.
(x)        Documents Provided or Made Available. References to documents or other materials “provided” or “made available” to Buyer shall mean that such documents or other materials were present prior to the date of this Agreement in the online data room maintained by Sellers for purposes of the Transactions and accessible by Buyer.
(b)        No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson will be applied against any Person with respect to this Agreement.
ARTICLE 2
PURCHASE AND SALE
Section 2.01.    Purchase and Sale.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Sellers, the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)    The “Assets” means all right, title and interest of any Seller in, to or under the following, other than any Excluded Assets:
(i)        the natural gas gathering and transmission pipelines, pipeline systems, flowlines, and gathering and processing systems (whether such pipelines and facilities are operating, being built or idle) of such Seller located in Mississippi or Alabama, including those described and depicted on the plats attached hereto as Exhibit A-1 and Exhibit A-2, together with all equipment, machinery, fixtures, power lines, other personal, movable and mixed property and other items of tangible personal property of such Seller that is located at or in the immediate vicinity of such pipelines, pipeline systems, flowlines, and gathering and processing systems or elsewhere in Mississippi or Alabama, including all above- and below-ground facilities or structures, valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, pig launchers, slug catchers, connections, cathodic protection equipment, radio towers and SCADA (collectively, the “Pipeline Systems”);
(ii)        the processing, fractionating, gathering and treating plants, compression stations and other facilities of such Seller located in Mississippi and Alabama, including those described and depicted on the plats attached hereto as Exhibit A-1 and Exhibit A-2, together with all equipment, machinery, fixtures, power lines, and other personal, movable and mixed property and other items of tangible personal property of such Seller that is located at or in the immediate vicinity of such processing, fractionating, gathering and treating plants, compression stations and other facilities or elsewhere in Mississippi or Alabama, including all above- and below-ground facilities or structures, valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, pig launchers, slug catchers, connections, cathodic protection equipment, radio towers and SCADA (collectively, the “Plants”);
(iii)         to the extent not described in Section 2.01(b)(i) or (ii), all items of tangible personal property or equipment owned or held primarily for use by such Seller in connection with its ownership or operation of the Pipeline Systems, Plants and other Assets, including the vehicles listed on Exhibit A-3;

(iv)         all inventory held by such Seller for use in connection with the Pipeline Systems or Plants;
(v)        all fee interests, rights-of-way, surface leases, surface use agreements, easements, real property interests, real rights, licenses, servitudes, Permits, privileges and leases (surface and subsurface) owned or held for use by such Seller or hereinafter acquired by Sellers prior to Closing, in each case, in connection with the Pipeline Systems or Plants and constituting real property or a real property interest, together with the rights, tenements, appurtenant rights and privileges relating thereto (in each case, excluding unexpired leases that are 365 Contracts) (collectively, the “Real Property Interests”);
(vi)         all Contracts that constitute, as of the Closing Date, Desired 365 Contracts (collectively, the “Assigned Contracts”);
(vii)     all Permits of any Governmental Authority, and all Orders of any Governmental Authority (in each such case, whether preliminary or final) required of such Seller for the ownership, operation or use of the Assets;
(viii)     all books, databases, files, records, maps, information and data (other than the Excluded Records) in such Seller’s or its Subsidiaries’ possession, whether in written or electronic format, to the extent primarily relating to any Asset, Transferred Employee and/or to any Assumed Liabilities, together with copies, but not originals, of books, databases, files, records, maps, information and data (other than the Excluded Records) in such Seller’s or its Subsidiaries’ possession, whether in written or electronic format, to the extent relating, but not primarily relating, to any Asset, Transferred Employee and/or to any Assumed Liabilities (collectively, the “Records”);
(ix)     all rights, claims, accounts and causes of action (including warranty and similar claims) associated with the Assets and immunities related to same, arising out of events occurring at or after the Closing, including all income, proceeds, revenue, receipts, and credits earned with respect to the Assets from and after the Closing Date;
(x)        all warranty or indemnity claims that may be made against any Person, other than Sellers or any Affiliate thereof, under any Assigned Contract, in each case, relating to the Assets, or any products or services provided in connection therewith;
(xi)     all advance payments, prepayments, prepaid expenses, deposits (other than the Bankruptcy Deposits) or the like (other than Taxes), in each case related to the Assets and made by or on behalf of such Seller before the Closing Date;
(xii)    all rights to proceeds under the Insurance Policies to the extent related to the Assets (other than insurance proceeds relating to a Casualty Loss (A) that are used by Sellers to repair the applicable Casualty Loss or (B) with respect to which (and only to the extent to which) the Cash Purchase Price is reduced in accordance with Section 8.07 hereof);

(xiii)    all Intellectual Property;
(xiv)    all goodwill and other intangible assets associated with the Business, including all customer relationships and goodwill of the Business, and all information and documents related thereto; and
(xv)    all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code related to the Assets (including against any counterparty of any Assigned Contract), including any proceeds thereof.
Section 2.02.    Excluded Assets. Notwithstanding the foregoing, nothing herein will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Buyer, and Sellers will retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” means all assets of any Seller other than the Assets, including:
(a)    any amounts (including the Purchase Price) paid or payable to any of the Sellers pursuant to this Agreement;
(b)    all cash and cash equivalents (including any cash that is collateralizing any letters of credit issued pursuant to the DIP Credit Agreement) and accounts and trade receivables of any of the Sellers;
(c)    any shares of capital stock or other equity interest of any of the Sellers or any of Sellers’ Subsidiaries or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any of Sellers’ Subsidiaries;
(d)    all minute books, stock ledgers, corporate seals and stock certificates of any of the Sellers;
(e)    all Excluded Records;
(f)    all Excluded Contracts, including all rights thereunder;
(g)    all rights to any Tax refunds, credits, statements, receivables or rebates or reimbursement for other costs borne by any of the Sellers attributable to any period (or portion thereof) ending on or prior to the Closing Date;
(h)    all Insurance Policies and rights to proceeds thereof to the extent related to the Excluded Assets, Excluded Liabilities or the operation of the Excluded Assets;
(i)    all rights, claims or causes of action by or in the right of any of the Sellers against any current or former director or officer of any of the Sellers;
(j)    all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof, except to the extent related to the Assets;

(k)    any rights, claims or causes of action of any of the Sellers under this Agreement, any other Transaction Document or the Confidentiality Agreement;
(l)    each 365 Contract that, as of the Closing Date, is not designated as a Desired 365 Contract;
(m)     (i) any attorney-client privilege and attorney work-product protection of any of the Sellers or associated with the Business as a result of legal counsel representing any of the Sellers or the Business in connection with the Transactions; (ii) all documents subject to the attorney-client privilege and work-product protection described in the foregoing clause (i); and (iii) all documents maintained by any of the Sellers relating to the drafting, negotiation, execution, delivery and performance of this Agreement, any other Transaction Document or any agreements with any other bidder in connection with any sale process previously conducted by or in which any of the Sellers were previously involved, including the sale process leading to the entry into this Agreement; provided, however, that for the avoidance of doubt, clauses (i) and (ii) shall not include any attorney-client and work-product privileges related to transferred claims or causes of action identified in Section 2.01;
(n)    all bank accounts, safety deposit boxes, lock boxes and securities accounts of any of the Sellers and the contents thereof;
(o)    all assets in respect of, arising from, or relating to the Seller Benefit Plans;
(p)    all outside of the Ordinary Course of Business deposits made or required to be made by any of the Sellers to suppliers or customers after the Petition Date as a result of the filing of the Bankruptcy Cases (collectively, the “Bankruptcy Deposits”); and
(q)    all Hedge Contracts.
Section 2.03.    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), the following Liabilities (collectively, the “Assumed Liabilities”):
(a)    Generally. All Liabilities arising from the ownership or operation of the Assets by Buyer at and after the Closing (including the amount of any Periodic Non-Income Taxes attributable to a Post-Closing Straddle Period as determined pursuant to Section 8.01(b)(ii));
(b)    Assigned Contracts. All of Sellers’ Liabilities under the Assigned Contracts, to the extent (i) first arising at or after the Closing or (ii) arising prior to the Closing to the extent requiring performance at or after the Closing other than payment of Liabilities incurred prior to the Closing, in each case, excluding any Liabilities arising from any breach prior to the Closing or as a result of Closing or any event, circumstance or condition first occurring or existing prior to the Closing that, with notice, lapse of time or both, would constitute or result in a breach by the Sellers of any obligations thereunder;

(c)    Real Property Interests. All of Sellers’ Liabilities under the Real Property Interests arising from facts and circumstances first occurring after the Closing;
(d)    Properties. All Decommissioning Obligations of Sellers or otherwise relating to the Assets, whether arising prior to, at or after the Closing (but, for clarity, excluding any Decommissioning Obligations to the extent relating to the Excluded Assets);
(e)    Taxes. (i) All Transfer Taxes and (ii) all other Liabilities for Taxes arising from the ownership, or arising from the operation, of the Assets by Buyer following the Closing;
(f)    Environmental. All Liabilities relating to the Assets arising under any Environmental Law after the Closing that do not constitute Excluded Liabilities under Section 2.04(k); and
(g)    Transferred Employees. All Liabilities in respect of any Transferred Employee for periods after the Closing.
Section 2.04.    Excluded Liabilities. Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of Sellers other than the Assumed Liabilities, whether related to the Business or the Assets and whether disclosed on the Disclosure Schedules, and regardless of when or by whom asserted (such Liabilities, collectively, the “Excluded Liabilities”), including the following:
(a)    any Liabilities of any Seller under this Agreement, any other Transaction Document or any other agreement entered into by any Seller in connection with the Transactions (other than the Assumed Liabilities);
(b)    any Liabilities of any Seller for expenses, fees or Taxes (subject to Section 8.01) incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the Transactions (including all attorneys’ and accountants’ fees, and brokerage fees);
(c)    subject to Section 8.01, any Liabilities of any Seller for Taxes for any period;
(d)    all Cure Costs;
(e)    any Liabilities of any Seller (i) arising by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any Governmental Authority or (ii) arising by reason of any breach or alleged breach by any Seller of any agreement, contract, lease, license, commitment, instrument, or Order;
(f)    any Liabilities of any Seller relating to any Proceeding arising out of or in connection with the conduct of the Business or any other conduct of any Seller or its officers, directors, employees, consultants, agents or advisors, in each case, prior to the Closing;
(g)    any Liabilities of any Seller for Indebtedness;
(h)    any Liabilities of any Seller to the extent related to any of the Excluded Assets;

(i)    any and all Liabilities of any Seller under any Contract of Sellers that is not an Assigned Contract whether accruing prior to, on, or after the Closing Date;
(j)    any and all Liabilities in any way attributable to (i) the employment or service of current or former employees, directors or consultants of Sellers or Southcross GP or any current or former Subsidiary of Sellers or Southcross GP who is not a Transferred Employee, regardless of whether such Liability is attributable to the period before, on or after the Closing Date, (ii) the employment or service of Transferred Employees to the extent attributable to any action, event, circumstance or condition arising on or prior to the Closing, or (iii) any Seller Benefit Plan;
(k)    any and all Liabilities arising under or relating to any Environmental Law to the extent arising from facts, conditions or occurrences arising prior to the Closing and that arise from or relate to (i) the ownership or operation of the Business or the Assets prior to the Closing (including the disposal or transportation prior to the Closing Date of any Hazardous Substances generated, handled, or stored by or at the Assets to any property other than the Assets), (ii) any action or inaction of Sellers or of any Third Party relating to the Business or the Assets prior to the Closing, (iii) any formerly owned, leased or operated properties of Sellers, or (iv) any condition first occurring or arising prior to the Closing with respect to the Business or the Assets;
(l)    any and all Liability for (i) costs and expenses incurred by Sellers or owed in connection with the administration of the Bankruptcy Cases (including claims under section 503(b)(9) of the Bankruptcy Code or for U.S. Trustee fees, fees and expenses of attorneys, accountants, financial advisors, consultants and other professionals retained by Sellers, or any official or unofficial creditors’ or equity holders’ committee, or fees and expenses of the post-petition lenders or the pre-petition lenders incurred or owed in connection with the administration of the Bankruptcy Cases), and (ii) all costs and expenses arising out of or related to any Third Party claims made against Sellers prior to the Closing, including any such warranty or product claims;
(m)    any Liabilities of any Seller arising out of or in connection with any death or personal injury to any Person sustained on or in connection with the Assets prior to the Closing Date;
(n)    all of Sellers’ Liabilities under any Hedge Contracts, whether arising prior to, at or after the Closing, including Liability for any termination or similar payments relating thereto;
(o)    all accounts payable and accrued expenses or other obligations related to the Business, the Assets or the operation thereof prior to the Closing; and
(p)    any other Liabilities of any Seller not expressly assumed by Buyer pursuant to Section 2.03.
Section 2.05.    Desired 365 Contracts; Cure Costs.
(a)    Schedule 2.05(a) sets forth a complete list as of the date hereof of all 365 Contracts that Buyer intends to assume at the Closing (the “Desired 365 Contracts”). Upon Closing, subject to the terms and conditions hereof, Sellers will assign the Desired 365 Contracts to Buyer, and Buyer will assume all Liabilities pursuant thereto arising after the Closing. Sellers shall be responsible for, and will pay or cause to be paid, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, all Cure Costs relating to the Desired 365 Contracts as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Sale Order.
(b)    At any time prior to the Closing Date, except as otherwise provided in the Bidding Procedures Order, the Stalking Horse Order and/or the Sale Order, Buyer will have the right, in consultation with Sellers, to provide written notice to Sellers of Buyer’s election to:
(i)    designate a 365 Contract (including any 365 Contract that is a Desired 365 Contract immediately before such designation) as an Excluded Contract and Excluded Asset, and upon such designation such 365 Contract will constitute an Excluded Contract and Excluded Asset (and, if applicable, will cease to constitute an Asset); and
(ii)    designate a 365 Contract as a Desired 365 Contract, and upon such designation such 365 Contract will constitute an Asset and Assigned Contract and will be conveyed to Buyer under this Agreement at Closing (and, if applicable, will cease to constitute an Excluded Asset), so long as (A) such 365 Contract is added to the Assigned Contracts prior to the entry of any Order of the Bankruptcy Court approving the rejection of such 365 Contract, and (B) the Third Party to such 365 Contract receives information evidencing Buyer’s adequate assurance of future performance and has an opportunity to object within such period of time set forth in an Order of the Bankruptcy Court.
(c)    To the extent that Buyer makes a valid designation with respect to any 365 Contracts pursuant to clause (b) above, the applicable Exhibits and Schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation.
(d)    If Buyer exercises its rights in clause (b) above to designate a 365 Contract as a Desired 365 Contract or as an Excluded Asset (as the case may be), then the Parties acknowledge and agree that there will be no reduction in the Purchase Price as a result of such designation or change in designation, nor will there be any delay to the Closing; provided, however, that either such designation may increase or decrease (as applicable) the extent of (i) the Assumed Liabilities or (ii) the Cure Costs.
Section 2.06.    Assignment of Assets Subject to Consent Requirements. Notwithstanding any other provision of this Agreement to the contrary, this Section 2.06 shall apply with respect to any Asset subject to a requirement that provides that an attempted assignment or transfer of such Asset, without the prior approval, authorization or consent of, or granting or issuance of any license or Permit by, any Third Party thereto would (x) constitute a breach of any Applicable Law or Order, (y) be void or voidable or (z) adversely affect the rights of any Seller thereunder so that Buyer would not in fact receive all such rights (each such requirement, a “Necessary Consent”) and for which the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required. If, following the procedures set forth in Section 7.03, any Necessary Consents described in the foregoing sentence are not obtained prior to the Closing Date, then, subject to the terms and conditions hereof:

(a)    the Closing will proceed with respect to the remaining Assets, and there will be no reduction in the Purchase Price as a result thereof;
(b)    for a period of six months after the Closing Date, Sellers and Buyer will use their respective commercially reasonable efforts (at the sole expense of Buyer and at no expense and without any Liability to Sellers) to obtain such Necessary Consents with respect to any such purchased Asset for the assignment or transfer thereof to Buyer as Buyer may reasonably request; provided that Sellers will not be obligated to pay any money or incur any liability or obligation to any Third Party from whom consent or approval is requested or to initiate any Proceedings to obtain any such consent or approval;
(c)    upon obtaining any Necessary Consent, the applicable Seller(s) shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, the Asset affected by such Necessary Consent to Buyer at no additional cost; and
(d)    if any Necessary Consent is not obtained by six months after the Closing Date, Sellers and Buyer will cooperate in a mutually agreeable arrangement, to the extent feasible and without the need to obtain such Necessary Consent, and at no expense and without any Liability to Sellers, and for a period no longer than the date that is twelve months after the Closing Date, under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which such Sellers would enforce their rights thereunder for the benefit of Buyer with Buyer assuming such Seller’s obligations and any and all rights of such Seller against a Third Party thereto.
Section 2.07.    Misallocated Assets. Subject to Section 2.06, if after the Closing Buyer or any of its Affiliates holds or receives any Excluded Assets or Excluded Liabilities or any Seller or their respective Affiliates holds or receives any Assets or Assumed Liabilities, Buyer or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for the benefit of such other Party.
Section 2.08.    Further Assurances. From time to time following the Closing, the Parties will execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to each Seller and their successors and assigns, the assumption of the Liabilities intended to be assumed by Buyer under this Agreement, and to otherwise make effective the Transactions; provided that nothing in this Section 2.08 will prohibit any Seller from ceasing operations or winding up its affairs following the Closing.
ARTICLE 3
PURCHASE PRICE

Section 3.01.    Purchase Price. The aggregate purchase price for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Assets will consist of the following (collectively, the “Purchase Price”):
(a)    $31,500,000 in cash (the “Cash Purchase Price”), as adjusted:
(i)    pursuant to Section 8.01 by a positive or negative amount equal to the difference of (A) the aggregate Periodic Non-Income Taxes attributable to any period (or portion thereof) that begins on or after the Closing Date that were paid by Sellers on or prior to the Closing Date and (B) the aggregate Periodic Non-Income Taxes attributable to any period (or portion thereof) that ends before the Closing Date that have not been paid by Sellers as of the Closing Date (such positive or negative adjustment amount, the “Periodic Non-Income Tax Cash Amount”);
(ii)    downward pursuant to Section 8.07 as a result of a Casualty Loss, if applicable; and
(iii)    downward pursuant to Section 8.08 as a result of a condemnation event, if applicable; and
(b)    the assumption of the Assumed Liabilities.
The Purchase Price will be delivered by Buyer as set forth in Section 4.02.
Section 3.02.    Good Faith Deposit. Pursuant to the terms of the Deposit Escrow Agreement, Buyer has deposited with the Escrow Agent $3,150,000 (the “Deposit Amount”) in cash on the date hereof, which will be released by the Escrow Agent and delivered to either Buyer or Sellers (as directed by Southcross), in accordance with the provisions of the Deposit Escrow Agreement and the Bidding Procedures. Pursuant to the Deposit Escrow Agreement, the Deposit Amount will be distributed as follows (and Buyer and Southcross will deliver joint written instructions to the Escrow Agent to effect such distributions as and when required hereunder):
(a)    if the Closing occurs, the Deposit Amount will be delivered to Sellers (as directed by Southcross) and applied towards the amount payable by Buyer pursuant to Section 3.01;
(b)    if this Agreement is terminated by Southcross pursuant to Section 12.01(d) the Deposit Amount will be delivered to Sellers (as directed by Southcross) within two Business Days after such termination by wire transfer of immediately available funds to the accounts designated in writing by Southcross, which shall constitute liquidated damages under this Agreement and, unless this Agreement is terminated by Southcross pursuant to Section 12.01(d) in connection with a willful and material breach of this Agreement by the Buyer, shall, upon delivery by Buyer of such documentation to the Escrow Agent as is necessary to cause the release of the Deposit Amount to Sellers, be the sole and exclusive remedy available to Sellers in the event of any termination of this Agreement in accordance with Section 12.01(d). The Parties each acknowledge and agree that (i) Sellers’ actual damages upon the event of such a termination of this Agreement are difficult to ascertain with any certainty, (ii) the retention of the Deposit Amount is a fair and reasonable estimate by the Parties of such aggregate actual damages of Sellers, and (iii) such liquidated damages do not constitute a penalty (provided that the foregoing shall not limit Sellers’ right to recover damages in excess of the Deposit Amount following termination of this Agreement in accordance with Section 12.01(d) in connection with a willful and material breach of this Agreement by Buyer); and
(c)    if this Agreement is terminated for any other reason other than as described in Section 3.02(b), the Deposit Amount will be returned to Buyer within two Business Days after such termination by wire transfer of immediately available funds to the accounts designated in writing by Buyer.
ARTICLE 4
CLOSING
Section 4.01.    Closing Date. Subject to the satisfaction of the conditions set forth in Article 9, Article 10 and Article 11 hereof (or the waiver thereof by each Party entitled to waive that condition), the closing of the sale of the Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP, 811 Main Street, Suite 3000 Houston, Texas 77002, at 10:00 a.m. local time on the date that is three Business Days after the satisfaction or waiver of the conditions set forth in Article 9, Article 10 and Article 11 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another place, date or time is agreed to in writing by Southcross and Buyer. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
Section 4.02.    Payments on the Closing Date. At the Closing, Buyer will pay an amount equal to (a) the Cash Purchase Price as adjusted upward or downward pursuant to Section 3.01(a), minus (b) the Deposit Amount in cash by wire transfer of immediately available funds to the account designated in writing by Southcross at least three Business Days prior to the Closing Date.
Section 4.03.    Buyer’s Deliveries. At the Closing, Buyer will deliver or cause to be delivered to Sellers (or such other Persons where so designated):
(a)    the payments required to be made at the Closing pursuant to Section 4.02.
(b)    the Master Assignment, the Assignments and each other Transaction Document to which Buyer is a party, duly executed (and acknowledged, where applicable) by Buyer in sufficient duplicate originals to allow filing in all appropriate jurisdictions and offices;
(c)    the Transition Services Agreement, duly executed by Buyer; and
(d)    a certificate executed by a duly authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 11.01 and Section 11.02 have been satisfied.
Section 4.04.    Seller’s Deliveries. At the Closing, each Seller will deliver to Buyer:

(a)    the Master Assignment, the Assignments and each other Transaction Document to which such Seller is a party (including letters-in-lieu of transfer orders), duly executed (and acknowledged, where applicable) by such Seller in sufficient duplicate originals to allow filing in all appropriate jurisdictions and offices;
(b)    warranty deeds for the Owned Real Property, conveying good and marketable fee simple title in such real property, each duly executed by an authorized officer of the relevant Seller or Affiliate, as applicable, in recordable form and conforming to local Applicable Law, in a form to be mutually agreed upon by the parties (the “Deeds”);
(c)    all operator and other forms required by any Governmental Authority that are necessary to transfer operatorship of the Assets to Buyer or its designee, duly executed by Seller;
(d)    the Transition Services Agreement, duly executed by Southcross;
(e)    a certificate executed by a duly authorized officer of each Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 9.01 and Section 9.02 have been satisfied; and
(f)    a certificate of non-foreign status of each Seller (or, if such Seller is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), the entity that is treated as the transferor of property for U.S. federal income Tax purposes) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).
Section 4.05.    Designated Buyer(s). In connection with the Closing, Buyer shall be entitled to designate one or more Subsidiaries to (a) purchase specified Assets (including specified Assigned Contracts) and pay the corresponding Purchase Price amount, as applicable; (b) assume specified Assumed Liabilities; and/or (c) employ specified Applicable Employees on and after the Closing Date, so long as (i) Buyer designates any such Subsidiaries by written notice to Southcross at least ten Business Days in advance of the Closing Date and (ii) no such designation would delay or otherwise impede the Transactions (any such other party that shall be properly designated by Buyer in accordance with this clause, a “Designated Buyer”). At the Closing, Buyer shall, and shall cause its Designated Buyer(s) to, honor its obligations at the Closing. Any reference to Buyer made in this Agreement in respect of any purchase, assumption or employment referred to in this Agreement shall include reference to the appropriate Designated Buyer(s), if any.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Disclosure Schedules, each Seller, severally and not jointly, solely with respect to itself and no other Seller, represents and warrants the following to Buyer:
Section 5.01.    Organization and Good Standing. Such Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the

Bankruptcy Code, such Seller has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Such Seller is duly qualified, licensed or otherwise authorized to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification, licensing or authorization necessary, except for such failures to be so qualified, licensed, authorized or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.02.    Authority; Validity. Subject to entry of the Stalking Horse Order, the Sale Order and such other authorization as is required by the Bankruptcy Court, such Seller has the requisite power and authority necessary to enter into, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Transactions, and the execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation by such Seller of the Transactions have been duly and validly authorized and approved by all requisite corporate or organizational action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and each other Transaction Document required to be executed and delivered by such Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing. Subject to entry of the Stalking Horse Order and the Sale Order, and assuming the due authorization, execution and delivery by the other Parties, no other action on the part of such Seller or its Affiliates is necessary to authorize this Agreement or the other Transaction Documents to which such Seller is or will be a party and this Agreement and such other Transaction Documents, when so executed and delivered, will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except in each case as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Applicable Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether such principles are considered in a Proceeding at law or in equity.
Section 5.03.    Governmental Authorizations; No Conflict. Except for entry of the Bidding Procedures Order, the Sale Order and/or the Stalking Horse Order, and items listed on Disclosure Schedule 5.03, such Seller is not required to give any notice to, make any filing, declaration or registration with or obtain any consent or approval from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation or performance by such Seller of any of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. When the consents and other actions described in the preceding sentence, including entry of the Stalking Horse Order and the Sale Order, have been obtained and taken, the execution and delivery by such Seller of this Agreement and the other Transaction Documents to which it is or will be a party, the consummation of the Transactions, and the performance by Sellers of their respective obligations hereunder and thereunder, will not result in (i) any conflict with any certificate of incorporation, bylaws or other governing documents of such Seller, (ii) the breach or violation of any of the terms and provisions of, or constitute a default (with or without notice or lapse of time or both) under, or conflict with, or cause any acceleration, amendment, modification, cancellation, termination or right of termination of any obligation of such Seller under any Assigned Contract to which such Seller is or the Assets owned or held by it are bound, (iii) a violation of, conflict with or default under any Order applicable to such Seller or any of the Assets owned or held by it or any Applicable Law or Permit, (iv) the creation in any Person of the right to allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect the rights of such Seller with respect to the Assets or (v) the creation of any Encumbrance on the Assets, except, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 5.04.    Material Contracts.
(a)    Disclosure Schedule 5.04(a) sets forth a true, correct and complete list of all 365 Contracts related to the Business to which a Seller or Southcross GP is a party as of the date hereof, which are material to the Business (the “Proposed Assumed Contracts Schedule” and, such contracts, the “Material Contracts”). The Proposed Assumed Contracts Schedule describes Sellers’ good faith estimate of the monetary amounts that must be paid and nonmonetary obligations that otherwise must be satisfied, including pursuant to section 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code, in order for Buyer to assume the 365 Contracts pursuant to this Agreement. Seller has properly served the Proposed Assumed Contracts Schedule on each respective counterparty in accordance with the Bidding Procedures Order.
(b)    Each Material Contract is in full force and effect and is a legal, valid and binding obligation of such Seller(s) party thereto and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms and conditions, and is enforceable against such Seller(s) and the other parties thereto except as such legality, validity and enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (ii) equitable principles of general applicability (whether considered in a Proceeding at law or in equity), and (iii) the obligation to pay Cure Costs. No event or condition has occurred which, with the passage of time or the giving of notice, or both, would constitute a breach or default of any Seller under, or to the Knowledge of Sellers, any other Person under, or a violation of, any Material Contract or which would cause the acceleration of any obligation of such Seller or, to the Knowledge of Sellers, any other party thereto or the creation of a material Encumbrance upon any material Asset. Seller is not, and to the Knowledge of Sellers, no other party thereto is, seeking to renegotiate or redetermine any Material Contract in any material respect. Sellers have delivered or made available to Buyer true and complete copies of all Material Contracts including any amendments thereto.
(c)    Disclosure Schedule 5.04(c) contains a true, correct and complete list of the following 365 Contracts to which a Seller or Southcross GP is a party as of the date hereof:
(i)    any Contract that requires such Seller or its Affiliates to purchase total requirements of any product or service from a Third Party or that contain take-or-pay or similar provisions or keep-whole agreements (which for avoidance of doubt shall not include NAESBs or the related transaction confirmations); and

(ii)    any Contract that limits, or purports to limit, the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time, including area of mutual interest agreements, or that restricts the right of any Seller to sell to or purchase from any Person or to hire any Person, or that grants the counterparty or Third Party “most favored nation” status.
(d)    The Specified Contracts Schedule, when delivered pursuant to Section 8.11 hereof, will contain a true, correct and complete list of the following 365 Contracts to which a Seller or Southcross GP is a party (or is a successor or assign of a party) as of the date of delivery of the Specified Contracts Schedule (collectively, the “Specified Contracts”):
(i)        any gathering, transportation, processing, storage, marketing, purchase, sales or services Contract, in each case, (A) which Sellers reasonably expect to result in future payments by or to one or more Sellers, annually of more than $200,000 (gross to the interest of all Sellers) and (B) is not cancellable without penalty by 90 days or less prior written notice;
(ii)        any Contract that constitutes a pipeline interconnect or facility operating agreement;
(iii)        any joint development, participation, partnership or joint venture Contract;
(iv)        any Contract containing an acreage dedication, well dedication, production dedication, minimum volume commitment or other similar provision;
(v)        any Contract with any Governmental Authority (excluding any rights-of-ways, easements or similar Contracts or Permits);
(vi)        any employment Contract with respect to any Applicable Employee or consulting Contract with respect to any independent contractor who provides material services with respect to the Business;
(vii)    any Contract with any Affiliate of a Seller (excluding any Contract between Sellers);
(viii)    any Contract pursuant to which any Seller is the lessee or lessor of any tangible personal property related to the Business that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $200,000, and that cannot be terminated without penalty or future payment (other than previously accrued payment obligations that are less than $50,000) and without more than 30 days’ notice;
(ix)        any (A) pending Contract for the sale or purchase of any Owned Real Property or (B) any Contracts for the sale or purchase of any Owned Real Property entered into for which there are surviving obligations owed by any Seller to another Person;

(x)        any Contracts to sell, lease, exchange or otherwise dispose of all or any material part of the Assets (other than Real Property Interests or inventory) that will be binding on the Assets after Closing;
(xi)        any Contract relating to settlement of any Proceedings relating to the Assets for settlement amounts in excess of $200,000 (excluding amounts paid by insurance);
(xii)    any transaction confirmation associated with a NAESB base Contract for the purchase or sale of natural gas or natural gas liquids that had an initial term of 12 months or more and has remaining term after August 31, 2019; and
(xiii)    any Contract, other than gathering, transportation, connection, processing, storage, marketing, purchase, sales and services Contracts and NAESB base Contracts (and related transaction confirmations), that does not meet the definitions set forth in clauses (i) through (xii) above, whether or not made in the Ordinary Course of Business, that (A) Sellers reasonably expect to result in a future or potential liability or receivable, as the case may be, in excess of $200,000 on an annual basis or in excess of $100,000 over the current Contract term, and has a term greater than one year and cannot be cancelled by a Seller without penalty or further payment (other than previously accrued payment obligations that are less than $50,000) and without more than 90 days’ notice, or (B) is material to the Business or the Assets taken as a whole.
Section 5.05.    Outstanding Capital Commitments. There are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation for capital contributions under any Contract that are binding on the Assets owned by such Seller that such Seller reasonably anticipates will individually (and together with related authorizations or requests) require expenditures of more than $200,000 by Buyer after the Closing.
Section 5.06.    Compliance with Laws; Permits. The ownership and operation of the Assets by such Seller is, and since January 1, 2018 has been, conducted in compliance in all respects with all Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. Disclosure Schedule 5.06 sets forth all material Permits necessary for Sellers to own, lease and operate the Assets or to carry on the Business in all material respects as it is being conducted on the date hereof (the “Business Permits”). Each of the Business Permits has been obtained by the applicable Seller and is in full force and effect and will continue to be in full force and effect on materially identical terms following the Closing. Such Seller has not received notice of default under any such material Permit with respect to the Assets owned or held by such Seller and no action, claim or Proceeding is pending or, to the Knowledge of Seller, threatened, to suspend, revoke or terminate any such Permit or declare any such Permit invalid. No violations, breaches, or defaults exist, or since January 1, 2018 have existed, in respect of such Permits in any material respect, except for such non-compliance and such facts, conditions or circumstances, the subject of which have been finally resolved. The Transactions will not adversely affect the validity of any such Permit or cause a cancellation of such Permit.
Section 5.07.    Intellectual Property.

(a)        Disclosure Schedule 5.07(a) sets forth a list of all registrations and applications for any Patents, Trademarks and Copyrights included in the Owned Intellectual Property as of the date hereof (collectively, “Registered Intellectual Property”).
(b)        Except as limited by Section 365(c)(1)(A) of the Bankruptcy Code, such Seller owns all Intellectual Property or has valid licenses to use all Intellectual Property used by it in connection with the Business in the Ordinary Course of Business.
(c)        As of the date hereof, no Proceedings are pending or, to the Knowledge of such Seller, threatened against such Seller with regard to the ownership by such Seller of any Owned Intellectual Property or the validity or enforceability of any Registered Intellectual Property, or with regard to alleged infringement or misappropriation by any Seller of any Person’s intellectual property. The operation and conduct of the Business by such Seller, as presently conducted, does not infringe, misappropriate or otherwise violate any intellectual property rights of any Person. To the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property owned or held by such Seller and no such actions are currently being asserted or threatened against any Person by such Seller.
(d)        Such Seller has taken commercially reasonable steps and implemented commercially reasonable safeguards intended to cause the computer, information technology and data processing systems, facilities and services owned or controlled by such Seller and used in connection with the conduct of the Business of such Seller (“Systems”) to be secure from unauthorized access and free from any material defects, disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. There has been no failure, breakdown or continued substandard performance of any Systems that has caused a disruption or interruption in or to any use of the Systems or the conduct of the Business, except where such failure, breakdown or substandard performance was not material to the Business. Such Seller has implemented and maintained security, backup and disaster recovery policies, procedures and systems with respect to the Business consistent with generally accepted industry standards.
(e)        Such Seller has taken measures to maintain in confidence all confidential information owned or possessed by such Seller included in the Assets (“Trade Secret”). No Trade Secret has been disclosed by Sellers to any person other than employees, consultants, contractors or other Third Parties who had a need to know and who used such Trade Secret in the ordinary course of employment or contractual performance subject to a confidentiality agreement or obligation.
Section 5.08.    Legal Proceedings. Except for the Bankruptcy Cases and any adversary Proceedings or contested motions commenced in connection therewith, there is no Proceeding or Order pending, outstanding or, to such Sellers’ Knowledge, threatened by any Person (a) to which the Assets are subject and that are, individually or in the aggregate, reasonably expected to be material to the Business, (b) that challenges the validity or enforceability of the obligations of such Seller or any of its Affiliates, as applicable, under this Agreement and the other Transaction Documents to which it or its Affiliates is or will be a party or (c) against such Seller that seeks to, or would reasonably be expected to, prevent, restrain, materially delay, prohibit, or otherwise challenge the consummation, legality or validity of the Transactions. Except as set forth on

Disclosure Schedule 5.08, there is no Order enjoining such Seller from engaging in or continuing any conduct or practice, or requiring such Seller to take any action, in connection with the ownership, lease, possession, use or operation of the Assets owned or held by such Seller, and neither such Seller nor any of its Affiliates is subject to any outstanding or unsatisfied Order, judgment or decree relating to the Assets other than, in each case, Orders of general applicability to participants in the relevant industry or sector.
Section 5.09.    No Take-or-Pay Obligations. There are no arrangements under any of the 365 Contracts by which such Seller will be obligated by virtue of a prepayment or take-or-pay arrangement, production payment or other arrangement to sell, gather, transport or deliver Hydrocarbons at some future time without being entitled to receive full payment therefor at or after the time of delivery. Seller is not obligated to pay any penalties or other payments under any of the 365 Contracts as a result of the delivery of quantities of Hydrocarbons from the Assets in excess of or below the contract requirements under such 365 Contract.
Section 5.10.    Brokers or Finders. Except for fees and expenses payable to Evercore Group, L.L.C. (which fees and expenses shall be Excluded Liabilities hereunder), such Seller has not incurred any obligation or Liability, contingent or otherwise, for brokerage, financial advisors’ or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the other Transaction Documents or the Transactions for which Buyer is or will become liable.
Section 5.11.    Environmental Matters. Except for facts, circumstances or conditions that would not, individually or in the aggregate, reasonably be expected to be material to the Business:
(a)    the Assets and the operation of the Assets are and, for the three years prior to this Agreement, have been in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required under Environmental Law;
(b)    with respect to any Seller’s operation of the Assets owned or held by such Seller, neither such Seller, nor any of their predecessors-in-interests which are or were Affiliates, have received any written notice (including requests for information) alleging or relating to non-compliance with or violation of or Liabilities under applicable Environmental Law from any Governmental Authority or other Person, the subject matter of which is unresolved;
(c)    there is no Proceeding or Order pending, outstanding, or threatened in writing against any Seller pursuant to Environmental Law with respect to the Assets owned or held by such Seller or any Seller’s or their respective predecessor-in-interest’s (to the extent the predecessor-in-interest is or was an Affiliate) operation of such Assets;
(d)     (i) there has been no Release of any Hazardous Substance at, on, about, under, from, to, within, or migrating to or from the Assets (A) during the time in which any of the Sellers, or any of their predecessors-in-interest which are or were Affiliates, owned or operated the Assets, or (B) to the Knowledge of Sellers, prior to such Sellers’ respective periods of ownership or operation, and (ii) to the Knowledge of Sellers, there has been no Release at any property to which waste generated, handled, or stored by or at the Assets was sent for disposal; and

(e)    no Seller, nor any predecessor-in-interest thereof which was or is an Affiliate, has given in an Assigned Contract any indemnity for, or a release or waiver of liability that would waive or impair any claim based on, the presence or Release of Hazardous Substances against or in favor of any Person who may be potentially responsible for the presence or Release of such Hazardous Substances.
Section 5.12.    Title.
(a)    Disclosure Schedule 5.12(a)(i) sets forth a complete and accurate list of all Real Property Interests owned in fee by Sellers as of the date hereof (“Owned Real Property”). Such Seller does not currently lease any parcel or any portion of any parcel of any Owned Real Property to any other Person.
(b)    Disclosure Schedule 5.12(b)(i) sets forth a complete list of all Real Property Interests that are leased by Sellers as of the date hereof (“Leased Real Property”) and the associated Contracts. Each of the Contracts under which such Seller holds title to any Leased Real Property constitutes the legal, valid, binding and enforceable obligation of such Seller and is in full force and effect in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or at law). Sellers have made available to Buyer true and complete copies of each Contract relating to the Leased Real Property. Except as set forth on Disclosure Schedule 5.12(b)(ii), there is not any current sublease or assignment entered into by such Seller in respect of the Leased Real Property or any portion thereof.
(c)    Such Seller has good and valid fee simple title to all Owned Real Property owned or held by such Seller free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Disclosure Schedule 5.12(c). Such Seller has good and valid leasehold title to all of Leased Real Property owned or held by it free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Disclosure Schedule 5.12(c).
(d)    Disclosure Schedule 5.12(d) sets forth a complete list of all Real Property Interests as of the date hereof that are easements, rights-of-way, surface use agreements, Permits and licenses (collectively, “Rights‑of-Way”). Such Seller has fulfilled and performed all its obligations with respect to such Rights-of-Way which are required to be fulfilled or performed (subject to all applicable waivers, modifications, grace periods and extensions) in all material respects (unless the Bankruptcy Court enters an Order waiving such requirements and obligations) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any Applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

(e)    The Owned Real Property, Leased Real Property and Rights-of-Way constitute all of the real property rights necessary to own and operate the Pipeline Systems and Plants and to conduct the Business in all material respects as currently owned, operated and conducted by Sellers.
(f)    No event has occurred and no circumstances exist that, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination or modification of, or acceleration of rent under, any such Contract under which such Seller holds title to or rights in any Real Property Interest. Such Seller has not received written notice of any claim by any Person under any such Contract alleging Seller has committed a breach of any such Contract, and has not provided or received any written notice of any intention to terminate any such Contract.
(g)    There are no condemnation, expropriation or other Proceedings with eminent domain pending or, to the Knowledge of Sellers, threatened, with respect to any Real Property Interest.
(h)    Such Seller has good and valid title to, or rights by license, lease or other agreement to use, the Pipeline Systems, Plants, and other pipelines, facilities, equipment and other tangible assets that constitute Assets that are owned, leased or used by such Seller free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Disclosure Schedule 5.12(h).
Section 5.13.    Sufficiency of the Assets; Casualty Losses.
(a)    The Pipeline Systems, Plants, and other pipelines, facilities, equipment and other tangible assets that constitute Assets that are owned, leased or used by such Seller (i) have been maintained in operable repair, working order and good operating condition in all material respects in accordance with generally accepted industry practice, except for ordinary wear and tear and ordinary and routine repairs and maintenance requirements, (ii) are in good operating condition generally consistent with assets of comparable age and usage, (iii) are not in need of any repairs, which, if not made, would materially and adversely affect the integrity or safety of such Assets or affect Buyer’s ability to own, operate and maintain the Assets after the Closing, in each case, in the same manner as owned, operated, and maintained by Sellers and (iv) are suitable for use by Sellers to conduct the Business as currently conducted by such Seller with respect to such Assets.
(b)    Assuming receipt of all Necessary Consents, the Assets (including the Pipeline Systems or Plants), together with the services to be provided under the Transition Services Agreement, constitute all assets, properties, rights, privileges and interests of whatever kind or nature, real or personal or mixed, tangible or intangible (other than working capital needs and services of the Applicable Employees), used or necessary to (i) conduct the Business in all material respects as currently conducted by Sellers and operate the Pipeline Systems and Plants as currently operated by Sellers, and (ii) perform the obligations that are required to be performed under the Assigned Contracts to which such Seller is a party on the date immediately following the Closing Date.

(c)    There has been no Casualty Loss (whether or not covered by insurance) affecting any of the Assets owned or held by such Seller that has not subsequently been adequately repaired, replaced or restored in all material respects.
Section 5.14.    Insurance. A true, correct and complete list of the insurance policies related to the Business (including policy periods and the amounts of coverage, limits and deductibles) as of the date hereof is attached hereto as Disclosure Schedule 5.14 (collectively, the “Insurance Policies”). All of the Insurance Policies are in full force and effect and will remain in full force and effect immediately following the Closing. All premiums with respect thereto have been paid to the extent due. No event has occurred, including the failure to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Sellers under any of the Insurance Policies. Except as set forth in Disclosure Schedule 5.14, no material claim is outstanding under any of the Insurance Policies, and no carrier of any Insurance Policy has asserted in writing any denial of coverage of any material claim. The Insurance Policies provide adequate coverage for the risks incident to the operations of the Business and the Assets, and the types and amounts of coverage provided thereby are customary in the context of the Business in all material respects.
Section 5.15.    Security Arrangements. All of the bonds, letters of credit and guarantees posted by such Seller with Governmental Authorities or Third Parties and relating to the Assets owned or held by such Seller as of the date hereof are described on Disclosure Schedule 5.15.
Section 5.16.    Regulatory Status.
(a)    Except as set forth on Disclosure Schedule 5.16, the Assets owned or held by such Seller are not subject to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act (15 U.S.C. Section 717, et seq.) (the “NGA”), the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301, et seq.) (the “NGPA”), or the Interstate Commerce Act (15 U.S.C. Section 717, et seq.) (“ICA”), and no portion of the Assets is or would be regulated as a “public utility,” “public service company,” or similar designation(s) by any state public service commission.
(b)    Neither such Seller nor any services provided by such Seller are subject to regulation by the Federal Energy Regulatory Commission pursuant to the ICA, NGA or the NGPA and there are no Proceedings pending, or to the Knowledge of such Seller, threatened, alleging that such Seller is subject to or in violation of the NGA, NGPA or ICA.
Section 5.17.    Taxes.
(a)    All Tax Returns that were required to be filed with respect to the Assets have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate. All Taxes that are or have become due with respect to the Assets have been timely paid in full or an adequate reserve for the payment of such Taxes has been established.
(b)    There are no audits, examinations, investigations or other Proceedings pending or threatened with respect to Taxes attributable to the Assets. No assessment, deficiency or adjustment in respect of Taxes with respect to the Assets has been asserted, proposed, assessed or threatened in writing by any Tax Authority against Sellers. No written claim has been made by a Tax Authority in a jurisdiction where Sellers do not pay Tax or file Tax Returns that a Seller is or may be subject to Taxes assessed by such jurisdiction as a result of the ownership or operation of the Assets, nor has any assertion been threatened or proposed in writing.
(c)    None of the Assets are owned in a co-ownership or joint venture arrangement that would be treated as an interest in a partnership under Code Section 761 or applicable state Tax principles.
Section 5.18.    Seller Benefit Plans.
(a)    With respect to the Seller Benefit Plans: (i) no event has occurred and there exists no condition or set of circumstances in connection with which Buyer or any of its ERISA Affiliates could be subject to any liability under the terms of such Seller Benefit Plan, ERISA or the Code, (ii) each of the Seller Benefit Plans has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code and (iii) each Seller Benefit Plan intending to be qualified within the meaning of Section 401(a) of the Code has received (or is entitled to rely upon) a favorable determination or opinion letter as to such qualification from the IRS and, to the Knowledge of such Seller, no event has occurred, that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan.
(b)    None of the Seller Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which such Seller nor any of its ERISA Affiliates would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or subject to either Title IV of ERISA or Section 412 of the Code.
Section 5.19.    Labor and Employment Matters.
(a)    Disclosure Schedule 5.19(a) sets forth a complete and accurate list of all Applicable Employees as of the date hereof, specifying each Applicable Employee’s name, position, base salary or wage rate, date of hire, commission, bonus and incentive entitlements, and whether such Applicable Employee is currently receiving long-term or short-term disability benefits or is absent from active employment on an approved leave of absence and the nature of any such leave and anticipated dates of return to active employment.
(b)    No Seller nor Southcross GP is a party to any labor or collective bargaining Contract that pertains to the Business. There are no pending nor, to the Knowledge of such Seller, threatened actions concerning labor matters with respect to the Business or the Assets.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the Disclosure Schedules, Buyer represents and warrants to each of the Sellers as follows:

Section 6.01.    Organization and Good Standing. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is (or at the Closing will be) duly qualified, licensed or otherwise authorized to do business and is in good standing in the state(s) where the Assets are located and Buyer will be duly qualified, licensed or otherwise authorized to own or lease and to operate and use oil and gas assets in the state(s) where the Assets are located.
Section 6.02.    Authority; Validity; Consents. Buyer has the requisite power and authority necessary to enter into, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions, and the execution, delivery and performance of this Agreement and such other Transaction Documents to which Buyer is or will be a party and the consummation by Buyer of the Transactions have been duly and validly authorized and approved by all requisite corporate or organization action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a party that is required to be executed and delivered by Buyer at the Closing will be duly and validly executed and delivered by Buyer, as applicable, at the Closing. No other action on the part of Buyer is necessary to authorize this Agreement or the other Transaction Documents to which Buyer is a party and this Agreement and the other Transaction Documents to which Buyer is or will be a party constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except in each case as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Applicable Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether such principles are considered in a Proceeding at law or in equity.
Section 6.03.    Government Authorizations; No Conflict. Except for entry of the Bidding Procedures Order, the Sale Order and/or the Stalking Horse Order, and items listed on Disclosure Schedule 6.03, Buyer is not and will not be required to give any notice to, make any filing, declaration or registration with or obtain any consent or approval from any Person (including any Governmental Authority) in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation or performance of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to materially impede, interfere with, hinder or delay the consummation of the Transactions. When the consents and other actions described in the preceding sentence, including entry of the Stalking Horse Order and the Sale Order, have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, and the performance by Buyer of its obligations hereunder and thereunder, will not result in the breach or violation of any of the terms and provisions of, or constitute a default (with or without notice or lapse of time or both) under, or conflict with, or cause any acceleration, amendment, modification, cancellation, termination or right of termination of any obligation of Buyer under (A) the certificate of incorporation, bylaws or other governing documents of Buyer, (B) any agreement, indenture, bond, debenture, note, mortgage or other instrument to which it or its assets is bound, (C) any Order applicable to Buyer or its assets or (D) any Applicable Law to which Buyer is subject or by which any of the properties or assets of Buyer is bound, as would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to perform its obligations under this Agreement or any other Transactions Documents or to consummate the Transactions. As of the date of this Agreement, Buyer is not aware of any fact, circumstance or incident that would make the APSC or MPSC unlikely or unwilling to grant the APSC Approval or MPSC Approval, respectively.
Section 6.04.    Legal Proceedings. There is no Proceeding or Order pending, outstanding or, to the Knowledge of Buyer, threatened by any Person (a) that would challenge the validity or enforceability of the obligations of Buyer under this Agreement and the other Transaction Documents or (b) against Seller that seeks to, or would reasonably be expected to, prevent, restrain, materially delay, prohibit, or otherwise challenge the consummation, legality or validity of the Transactions.
Section 6.05.    Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to the Knowledge of Buyer, threatened against Buyer.
Section 6.06.    Brokers or Finders. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Sellers are or will become liable.
Section 6.07.    Financial Capability. Buyer has, and will have at the Closing and at all times prior to the Closing, sufficient immediately available funds (or commitments from Third Parties to provide Buyer with such funds) to pay the Purchase Price and any fees and expenses incurred by or otherwise required to be paid by Buyer in connection with the acquisition of the Assets and the assumption of the Assumed Liabilities pursuant to this Agreement and the Transactions. Upon the consummation of the Transactions, (a) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Buyer will not be impaired. For the avoidance of doubt, Buyer’s obligations to complete the Transactions are not dependent upon or conditioned on receipt of financing. The Equity Commitment Letter has not been amended, is in full force and effect and is a valid and binding obligation of Buyer and the other parties thereto, enforceable against Buyer (or an Affiliate thereof) and the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default, breach or violation, or would or would reasonably be expected to result in the termination of the commitments thereunder, on the part of Buyer or any of its Affiliates or any other Person under the Equity Commitment Letter.
Section 6.08.    Independent Evaluation. Buyer (a) is experienced in the evaluation, purchase, ownership and operation of Hydrocarbon gathering, processing, transportation and treating assets and is aware of the risks associated with the purchase, ownership and operation of such assets and interests related thereto, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, ownership and operation thereof and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, ownership and operation thereof and its obligations hereunder. In entering into this Agreement and the Transaction Documents, and except for the representations and warranties expressly set forth in Article 5 of this Agreement and any other Transaction Document, none of Sellers, their Affiliates, Sellers’ or their Affiliates’ respective Representatives or any Person acting on Sellers or their Affiliates’ behalf is making or has made any other express or any implied representations or warranties, and Buyer disclaims reliance upon any other representations and warranties (including as to the accuracy and completeness thereof), with respect to Sellers or any of their Affiliates, any of their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects or any other matter relating to Sellers or any of their Affiliates. Buyer acknowledges and affirms that it has relied on the terms of this Agreement and the Transaction Documents and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of the Transactions.
ARTICLE 7
ACTIONS PRIOR TO THE CLOSING DATE
Section 7.01.    Access and Reports.
(a)    Subject to Applicable Laws, upon reasonable notice, Sellers will afford Buyer’s officers and other authorized Representatives reasonable access, during normal business hours until the Closing, to Sellers’ and Southcross GP’s officers, employees, consultants and authorized Representatives (including its legal advisors and accountants) and to the Assets, to make such investigation of the Assets and the Assumed Liabilities as Buyer reasonably requests; provided that, in connection with such access, Buyer’s authorized Representatives will (i) abide by any safety rules, regulations and operating policies provided in writing by Sellers or their Representatives and (ii) at Sellers’ option, be accompanied by at least one Representative of Sellers. Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would unreasonably interfere with the conduct of the business of Sellers or would require Sellers to disclose information that would cause material competitive harm to a Seller or would violate any Applicable Laws or breach any Contracts, violate any obligations to Third Parties, or violate any Seller’s attorney-client privilege.
(b)    Buyer acknowledges that Confidential Information has been, and in the future may be, provided to it in connection with this Agreement, including under Section 7.01(a), and such Confidential Information is subject to the terms of the confidentiality agreement dated April 22, 2019 between Southcross Energy Partners, L.P., Southcross Energy Partners GP, LLC and ArcLight Capital Partners, LLC, as amended, (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 7.01(b) shall terminate solely with respect to the Assets and the Transferred Employees. Buyer acknowledges and understands that this Agreement may be provided to the DIP Secured

Parties or be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders and that such disclosure will not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.
Section 7.02.    Operations Prior to the Closing Date. Except as otherwise expressly contemplated by this Agreement, as disclosed in Disclosure Schedule 7.02, upon the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), for Emergency Operations, as required by Applicable Laws, or as required or prohibited pursuant to a Bankruptcy Court Order or the Bankruptcy Cases, from the date hereof until the Closing Date:
(i)    Each Seller shall (A) operate the Assets and Business operated by such Seller in a manner consistent with past practices and in the Ordinary Course of Business in all material respects, (B) give prompt notice to Buyer of any material damage or any material Casualty Loss and any written notice received or made by such Seller of any material claim asserting any tort or violation of Applicable Law or any new Proceeding that (in each case) relates to such Assets, (C) with respect to Emergency Operations of such Seller, notify Buyer of such emergency and the related Emergency Operations as soon as reasonably practicable and (D) use commercially reasonable efforts to (1) keep in full force and effect all Permits, (2) comply in all material respects with all Applicable Laws, (3) maintain its Assets in good operating condition consistent with past practice and (4) maintain books, accounts and records relating to such Assets in a manner consistent with past practices and in the Ordinary Course of Business; and
(ii)    Each Seller will not:
(A)        merge, consolidate, liquidate, dissolve, recapitalize or otherwise wind up its operations of the Business or abandon or permit any material Asset owned or held by such Seller to lapse;
(B)        (1) enter into any Contract that would constitute a Material Contract if in existence as of the date of this Agreement, (2) terminate, cancel, materially amend or modify, or extend any Material Contract that has been identified as such as of the date hereof or (3) waive any material rights under any Material Contract;
(C)        sell, lease, transfer, assign, license, subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of (including pursuant to a sale or leaseback transaction or an asset securitization transaction) any of the Assets except, (1) pursuant to the terms of any 365 Contracts in force at the date of this Agreement as listed on Disclosure Schedule 7.02, (2) for dispositions of obsolete or worthless equipment, (3) for transactions involving sales of crude oil, natural gas, condensate, natural gas liquids and other produced Hydrocarbons and minerals made in the Ordinary Course of Business or (4) for sales, transfers, leases, or other disposals to any other Seller; provided that in the case of clause (4), the relevant Asset remains subject to this Agreement;

(D)        enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract or arrangement that would restrict or limit, in any material respect, the operations of the Assets or the Business after the Closing;
(E)        materially change its accounting methods, policies or practices (or change an annual accounting period), in each case as they relate to the Assets, other than (i) any generally applicable change that is applicable to Sellers’ other businesses and assets or (ii) as required by Sellers’ auditors;
(F)        other than in the Ordinary Course of Business, cancel, compromise, waive or release any material right or claim in a manner or with an effect that, individually or in the aggregate, is adverse to the Business or the ownership or operation of any of the Assets in any respect;
(G)        permit the lapse (without renewal or replacement) of any existing Insurance Policies relating to the Assets;
(H)        accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable, defer capital expenditures or other expenses, or reduce inventories, in each case relating to the Assets, except in the Ordinary Course of Business;
(I)        commence, settle or propose to settle any material Proceedings relating to the Assets or the Business;
(J)        increase the compensation payable or potentially payable or benefits provided to any Applicable Employee other than in the Ordinary Course of Business or as required by the terms of any Seller Benefit Plan applicable to such Applicable Employee as in effect on the date hereof; or
(K)        terminate the employment of any Applicable Employee, other than for cause.
Section 7.03.    Necessary Consents and Preferential Rights. Reasonably promptly after the execution of this Agreement, Sellers shall prepare and send (a) notices to the holders of any Necessary Consents set forth on Disclosure Schedule 5.03 for which the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required requesting consent to the Transactions and (b) notices to the holders of any applicable Preferential Rights set forth on Disclosure Schedule 5.03 for which the Bankruptcy Court has not entered an Order providing that a waiver of such Preferential Right is not required in compliance with the terms of such rights and requesting waivers of such rights. Sellers shall use commercially reasonable efforts to obtain and deliver such consents arising out of Necessary Consents and waivers of Preferential Rights (or the exercise thereof) prior to Closing, as applicable; provided that Sellers will not be obligated to pay any money or incur any Liability or obligation to any Third Party from whom consent or approval is requested or to initiate any Proceedings to obtain any such consents or waivers. Buyer shall cooperate with Seller in seeking to obtain such consents and waivers, as applicable. If, prior to the Closing Date, any Party discovers any Necessary Consents or Preferential Rights that, in either case, would be triggered by the Transactions, for which notices have not been delivered pursuant to this Section 7.03 and the Bankruptcy Court has not entered an Order waiving such requirement, then (x) the Party making such discovery shall provide the other Party with written notification of such Necessary Consents or Preferential Rights, as applicable, and (y) Seller, following delivery or receipt of such written notification, will promptly send notices to the holders of the consents arising out of Necessary Consents requesting such consents and notices to the holders of Preferential Rights in compliance with the terms of such rights and requesting waivers of such rights; provided that Sellers will not be obligated to pay any money or incur any Liability or obligation to any Third Party from whom consent or approval is requested or to initiate any Proceedings to obtain any such consents or waivers.
Section 7.04.    Commercially Reasonable Efforts. Each Seller, on the one hand, and Buyer, on the other hand, will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: the taking of all reasonable acts necessary to cause the conditions precedent to the other Party’s obligations to consummate the Closing set forth in Article 9, Article 10 and Article 11 to be satisfied, the obtaining, at the earliest practicable date, of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, and the execution or delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing in this Section 7.04 will require any of the Sellers to pay any consideration to any Third Party, to initiate any Proceedings, to incur any obligation or to waive any right under this Agreement or to assist Buyer or its Affiliate in connection with any financing.
Section 7.05.    Regulatory Approvals.
(a)    Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions, including by participating as a named party, if necessary, in any filings for obtaining the MPSC Approval or the APSC Approval (which ଁlings shall be made as promptly as practicable after the date hereof), and including by providing the other Parties documents, information and a reasonable opportunity to review and comment thereon in advance, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) promptly inform the other Party of (and supply to the other Party) any communication received by such Party from, or given by such Party to, the MPSC, the APSC, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with any analyses, presentations, memoranda, briefs, arguments, opinions, proposals or communications to be submitted or given by it to any Governmental Authority with respect to obtaining the MPSC

Approval or the APSC Approval, (iv) coordinate with the other Party in preparing and exchanging such information and promptly provide the other Party (and its counsel) with copies of all filings, presentations, submissions, proposals and other communications (and a summary of any oral presentations or communications) made by such Party with any Governmental Authority relating to this Agreement or the Transactions with respect to the MPSC Approval or the APSC Approval and (v) consult with each other prior to taking any material position with respect to the filings or applications related to the MPSC Approval or the APSC Approval, in any submissions to or in any discussions with or filings to be submitted to any Governmental Authority. Buyer shall cause the Equity Financing Source and its Affiliates to provide such information as reasonably required for the filings or applications related to the MPSC Approval or the APSC Approval. The Parties shall use commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work-product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.05 in a manner so as to preserve the applicable privilege.
(b)    Unless prohibited by Applicable Law or by the applicable Governmental Authority, each Party shall (i) not participate in or attend any meeting, or engage in any conversation with any Governmental Authority in respect of the Transactions without the other Party, (ii) give the other Party reasonable prior notice of any such meeting or conversation and (iii) if one such Party is prohibited by applicable Law or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party apprised with respect thereto.
(c)    Buyer and Sellers agree to use their commercially reasonable efforts to (including by causing their Affiliates, and in the case of Buyer, the Equity Financing Source and its Affiliates, to provide such information as necessary to enable them to) (x) resolve any objections that a Governmental Authority or other Person may assert relating to the MPSC Approval or the APSC Approval with respect to the Transactions, and (y) avoid or eliminate each and every impediment relating to the MPSC Approval or the APSC Approval that may be asserted by any Governmental Authority or any other Person with respect to the Transactions, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, this clause (c) shall not impose any requirement on Buyer or Sellers to (or any requirement to cause their respective Affiliates to) (i) dispose, transfer, or separate any assets or operations, (ii) limit Buyer’s or its Affiliates’ freedom of action with respect to, or its ability to consolidate and control, the Assets or the Business or any of Buyer’s or its Affiliates’ other assets or businesses or (iii) limit Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Assets or the Business.
Section 7.06.    Bankruptcy Court Approval.
(a)    Sellers and Buyer each acknowledge that this Agreement and the sale of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer are subject to Bankruptcy Court approval. Buyer acknowledges that (i) to obtain such approval, each Seller must demonstrate that it has taken reasonable steps to obtain the highest and otherwise best offer possible for the Assets, and that such demonstration will include giving notice of the Transactions to creditors and other interested parties as ordered by the Bankruptcy Court, and, if necessary, conducting the Auction, and (ii) Buyer must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Assigned Contract.
(b)    Sellers shall use commercially reasonable efforts to obtain entry of the Sale Order. Buyer agrees that it will use commercially reasonable efforts to promptly take such actions as are reasonably requested by any Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer of the Assigned Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Stalking Horse Order and/or the Sale Order is appealed, each Seller and Buyer will use their respective commercially reasonable efforts to defend such appeal(s).
Section 7.07.    Bidding Procedures. Buyer agrees and acknowledges that Sellers, including through their Representatives, are and may continue soliciting inquiries, proposals, or offers from Third Parties for all or any part of the Assets, as contemplated by the Bidding Procedures.
Section 7.08.    Alternate Bidder. If an Auction is conducted, and Sellers do not choose Buyer as the Successful Bidder, but instead choose Buyer as the Alternate Bidder, Buyer will be the Alternate Bidder. If Buyer is chosen as the Alternate Bidder, Buyer will be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer prior to or at the Auction) open and irrevocable until the earlier of (a) closing of the sale of the Assets to the Successful Bidder and (b) January 27, 2020. If the Superior Proposal with the Successful Bidder will be terminated prior to the termination of this Agreement, Buyer will be deemed to be the Successful Bidder and will forthwith consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer prior to or at the Auction).
Section 7.09.    Financing. Upon the satisfaction of the conditions to the funding of the equity financing set forth in the Equity Commitment Letter, Buyer shall take all actions that are necessary, proper or advisable to obtain the Equity Financing contemplated by the Equity Commitment Letter and enforce its rights thereunder. Buyer shall not amend, supplement or otherwise modify or waive its rights under the Equity Commitment Letter if such amendment, supplement, modification or waiver would (1) impose new or additional conditions precedent or expand upon the conditions precedent to the Equity Financing as set forth in the existing Equity Commitment Letter or (2) reduce the aggregate amount of available Equity Financing to less than the amount required to consummate the transactions contemplated by this Agreement including the payment of all related fees and expenses.
ARTICLE 8
ADDITIONAL AGREEMENTS
Section 8.01.    Taxes.
(a)    Transfer Taxes. Buyer will be responsible for all documentary, stamp, transfer (including real property transfer), motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any interest, penalties and additions with respect to such Taxes and fees) arising from the Closing (collectively, “Transfer Taxes”), regardless of the Party on whom Liability is imposed under the provisions of the Applicable Laws relating to such Transfer Taxes. Sellers and Buyer will consult and cooperate on a reasonable basis in preparing and timely filing all Tax Returns with respect to any Transfer Taxes and will cooperate on a reasonable basis and otherwise take commercially reasonable efforts to obtain any available exemptions from or reductions in such Transfer Taxes. To the extent any Seller is required by Applicable Law to pay any Transfer Taxes to a Tax Authority (including pursuant to a post-Closing adjustment or Order), Buyer will remit an amount equal to such Transfer Taxes to such Seller not less than five Business Days prior to the due date for such payment.
(b)    Periodic Non-Income Taxes.
(i)    With respect to any Taxes, such as sales, use or real or personal property Taxes, not based on income (“Periodic Non-Income Taxes”) that are attributable to any period that begins on or after the Closing Date and assessable on, or in respect of, the Assets, if any Seller pays such Periodic Non-Income Taxes on or prior to the Closing Date, then the Purchase Price will be increased by the amount of such Taxes paid by Sellers. With respect to any Periodic Non-Income Taxes that are attributable to any period that ends prior to the Closing Date and assessable on, or in respect of, the Assets, if Buyer pays such Periodic Non-Income Taxes after the Closing Date, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Buyer the amount of such Periodic Non-Income Taxes paid by Buyer, but only to the extent such amount was not taken into account to determine any amount otherwise payable to such Seller under any other provision of this Agreement.
(ii)    With respect to any Periodic Non-Income Taxes that are attributable to any period which includes but does not end on the day immediately prior to the Closing Date and assessable on, or in respect of, the Assets (a “Straddle Period”): (A) if any Seller pays such Periodic Non-Income Taxes, (1) if such Taxes are paid on or prior to the Closing Date, then the Purchase Price will be increased by the amount of such Taxes paid by such Seller that are attributable to the portion of such Straddle Period beginning on the Closing Date (the “Post-Closing Straddle Period”), and (2) if such Taxes are paid after the Closing Date, then after delivery to Buyer of proof of such payment, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed, Buyer will pay to such Seller the amount of such Taxes paid by such Seller that are attributable to the Post-Closing Straddle Period, but only to the extent such amount was not taken into account to determine any amount otherwise payable to such Seller under any other provision of this Agreement; and (B) if Buyer pays such Periodic Non-Income Taxes after the Closing Date, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Buyer the amount of such Periodic Non-Income Taxes paid by Buyer that are attributable to the portion of such Straddle Period up to and including the day immediately prior to the Closing Date (the “Pre-Closing Straddle Period”), but only to the extent such amount was not taken into account to determine any amount otherwise payable to such Seller under any other provision of this Agreement. For purposes of this Section 8.01(b)(ii), the amount of Periodic Non-Income Taxes attributable to a Pre-Closing Straddle Period will be based upon (w) an interim closing of the books for excise, sales, use and similar Taxes and (x) for all other Periodic Non-Income Taxes, the ratio of the number of days in the Pre-Closing Straddle Period to the total number of days in the Straddle Period, and the amount of Periodic Non-Income Taxes attributable to a Post-Closing Straddle Period will be based upon (y) an interim closing of the books for excise, sales, use and similar Taxes and (z) for all other Periodic Non-Income Taxes, the ratio of the number of days in the Post-Closing Straddle Period to the total number of days in the Straddle Period.
(c)    Cooperation and Audits. Buyer, its Affiliates and Sellers will cooperate on a reasonable basis with each other regarding Tax matters governed by this Agreement (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.
Section 8.02.    Allocation of Purchase Price.
(a)    Within 30 days after the Closing Date, Buyer will deliver to Southcross a draft of an allocation statement setting forth the proposed allocation of the Purchase Price, first, among Sellers and, second, among the Assets of each Seller (the “Proposed Allocation Statement”). The Proposed Allocation Statement will be prepared in accordance with Section 1060 of the Code, the applicable Treasury regulations promulgated thereunder and any similar provision of applicable state, local or non-U.S. Applicable Law. Southcross will have 30 Business Days following delivery of the Proposed Allocation Statement during which to notify Buyer in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Southcross fails to deliver an Allocation Notice of Objection in accordance with this Section 8.02(a), then the Proposed Allocation Statement will be conclusive and binding on all Parties (subject to Section 8.02(b)) and will become the “Final Allocation Statement”. If Southcross submits an Allocation Notice of Objection, then for 20 Business Days after the date Buyer receives the Allocation Notice of Objection, Buyer and Sellers will work in good faith and use their commercially reasonable efforts to agree on the allocation. In the event that the Parties are not able to resolve all objections raised in the Allocation Notice of Objection within such 20 Business Day period, then the Proposed Allocation Statement will be amended to reflect all undisputed items to which the Parties have agreed and all disputed items will be reported by the Parties separately in good faith, and the Proposed Allocation Statement as amended to reflect the undisputed items will become the Final Allocation Statement.
(b)        (i) Sellers and Buyer will report, act and file (and will cause their respective Affiliates to report, act and file) Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement and (ii) neither Sellers nor Buyer will take any position (or will allow any of their respective Affiliates to take any position) (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation, except, in each case, to the extent otherwise required by Applicable Law.
Section 8.03.    Assigned Contracts; Adequate Assurance and Performance.

(a)    Except as otherwise provided in the Bidding Procedures Order, the Stalking Horse Order and/or the Sale Order, with respect to each Assigned Contract, following being declared by Sellers as the Successful Bidder, Buyer will use commercially reasonable efforts to promptly deliver information reasonably sufficient to demonstrate Buyer’s adequate assurance of the future performance by Buyer of each such Assigned Contract as required under Section 365 of the Bankruptcy Code, which information Sellers will be permitted to disseminate to any Third Party to any 365 Contract.
(b)    From and after Closing, Buyer will pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.
(c)    Without limiting the provisions of Section 8.03(a), Buyer acknowledges that Sellers have no duty to maintain any bonds, letters of credit, guarantees, cash deposits and insurance to secure performance or payment under any Assigned Contracts (collectively, “Seller Credit Obligations”) after the Closing, and Buyer agrees to reasonably cooperate with Sellers in Sellers’ efforts to secure the release of any Seller Credit Obligations posted by Sellers set forth on Disclosure Schedule 8.03(c). If any Seller Credit Obligation remains outstanding as of the Closing Date, Buyer will indemnify Sellers, their Affiliates, and each of their respective Representatives and hold them harmless against any Liabilities that such Persons may incur under any such Seller Credit Obligations attributable to periods from and after the Closing Date.
Section 8.04.    Employee Matters.
(a)    Transferred Employees. Prior to the Closing, Buyer will cause TCM to offer employment to (i) each of the Applicable Employees listed on Disclosure Schedule 8.04(a) and (ii) each employee of Southcross GP or its Affiliates whose primary responsibilities relate to the Business who is hired in the Ordinary Course of Business from the date hereof through five Business Days prior to the Closing Date to fill any vacancy as of the date hereof or to replace any employee listed on Disclosure Schedule 8.04(a), in each case, who remains employed immediately prior to the Closing. Sellers shall update and deliver Disclosure Schedule 8.04(a) to Buyer five Business Days prior to the Closing (which updated Disclosure Schedule shall include each employee’s name, position, base salary or wage rate, date of hire, commission, bonus and incentive entitlements, and whether such employee is currently receiving long-term or short-term disability benefits or is absent from active employment on an approved leave of absence and the nature of any such leave and anticipated dates of return to active employment). Such individuals who accept such offer by the Closing Date and commence employment with Buyer are hereinafter referred to as the “Transferred Employees.”
(b)    Employment Tax Reporting. With respect to the Transferred Employees, Sellers will, and Buyer will cause TCM to, use the alternative procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320, for purposes of employment Tax reporting. Each applicable Seller will provide TCM with all payroll and employment-related information with respect to the Transferred Employees.

(c)    Compensation and Benefits. For a period of not less than 12 months after the Closing Date, Buyer will cause TCM to provide (i) base salaries and target cash incentive compensation opportunities (excluding change of control, transaction, retention or equity-based compensation) to the Transferred Employees that are at least as favorable as the base salaries and target cash incentive compensation opportunities such Transferred Employees were receiving immediately prior to the Closing and (ii) employee benefits (excluding equity-based compensation) to the Transferred Employees that are substantially comparable to the employee benefits provided or made available to similarly-situated employees of TCM. Buyer will cause TCM to credit each Transferred Employee with his or her years of service with Southcross GP for purposes of eligibility and vesting under TCM’s employee benefit plans. Buyer will cause TCM to use commercially reasonable efforts to credit each Transferred Employee with all applicable deductibles and annual out-of-pocket limits for expenses incurred in the plan year in which the Closing occurs under any benefit plan in which such Transferred Employees participate after the Closing Date.
(d)    No Obligations. No provision in this Section 8.04 or otherwise in this Agreement, whether express or implied, will (ii) create any third-party beneficiary or other rights in any employee or former employee of Southcross GP or any of their Subsidiaries or Affiliates (including any beneficiary or dependent thereof), any other participant in any Seller Benefit Plan or any other Person; (ii) create any rights to continued employment with Southcross GP, Buyer, TCM or any of their respective Subsidiaries or Affiliates or in any way limit the ability of Sellers, Southcross GP, Buyer, TCM or any of their respective Subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any Seller Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Sellers, Southcross GP, Buyer, TCM or any of their Subsidiaries or Affiliates.
Section 8.05.    Post-Closing Books and Records and Personnel.
(a)    Seller shall deliver the Records to Buyer within 60 days following Closing. For 18 months after the Closing Date, (i) Buyer will not dispose of or destroy any of the Records received by Buyer as Assets and (ii) Buyer will allow Sellers (including, for clarity, any trust established under a Chapter 11 plan of Sellers or any other successors of Sellers) and any of its directors, officers, employees, counsel, Representatives, accountants and auditors reasonable access during normal business hours, upon reasonable advance notice, to any Records included in the Assets for purposes relating to the Bankruptcy Cases, the wind-down of the operations of Sellers or any such trusts or successors and Sellers (including any such trust or successors) and such directors, officers, employees, counsel, Representatives, accountants and auditors will have the right to make copies of any such Records for such purposes. Until the liquidation and winding up of each Seller’s estate, Sellers may keep a copy of the Records. In the event any Party desires to destroy any such Records prior to the time during which they must be maintained pursuant to this Section 8.05, such Party will first give 90 days’ prior written notice to the other Party and such other Party will have the right at their option and expense, upon prior written notice given within such 90-day period to the Party desiring to destroy such Records or records, to take possession of the Records within 180 days after the date of such notice, or such shorter period as the liquidation and winding up of each applicable Seller’s estate will permit. Except as required by Applicable Laws or to the extent required to enforce its rights with respect to the Excluded Liabilities, from and after the Closing, each Seller will keep confidential and not use the Records that would have been included in the Records but for the failure to obtain a material Third Party consent.
(b)    Notwithstanding anything to the contrary contained in this Section 8.05, if the Parties are in an adversarial relationship in any Proceeding, the furnishing of information, documents or records in accordance with any provision of this Section 8.05 shall be subject to applicable rules relating to discovery.
Section 8.06.    Insurance. From and after the Closing, the Business and the Assets will continue to be insured under any occurrence-based Third Party liability policies under which they were insured prior to Closing (“Occurrence-Based Policies”) for any claims which relate to events or circumstances prior to Closing, without regard to when such claim is reported. If any claims are actually made prior to the Closing Date under any Occurrence-Based Policies, or if there are any matters reportable under any Occurrence-Based Policies for events or circumstances relating to pre-Closing events which are or become known to Buyer, Sellers or their respective Affiliates, then Sellers and Southcross GP shall, and shall cause their Affiliates to, ensure that Buyer can file, notice and otherwise pursue (or continue to pursue) such claims and recover proceeds under the terms of such Occurrence-Based Policies, and Sellers and Southcross GP shall, or shall cause their applicable Affiliates to, promptly pay over to Buyer any proceeds of any insurance recovery under any such Occurrence-Based Policies (in each case, at the sole expense of Buyer and at no expense and without any Liability to Sellers). If any Casualty Loss occurs prior to the Closing which is insured under any property or casualty insurance policy for any of Sellers or their Affiliates and claims associated with such losses have been made prior to the Closing, then Sellers and Southcross GP shall, and shall cause their Affiliates to file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies and shall reasonably cooperate with Buyer in the filing and pursuit of any such claim (in each case, at the sole expense of Buyer and at no expense and without any Liability to Sellers), and, except as provided otherwise in Section 8.07 below, Sellers and Southcross GP shall, or shall cause their Affiliates to, promptly pay over to Buyer any such proceeds of any insurance recovery under any such policy by Sellers or their Affiliates.

Section 8.07.    Casualty. If any of the Assets are damaged or destroyed by Casualty Loss from the date hereof until the Closing Date, Sellers shall promptly (but in no event more than five Business Days after the occurrence of such Casualty Loss) notify Buyer. If the cost of restoring, repairing or replacing such damaged or destroyed Assets to a condition reasonably comparable to their prior condition, as estimated by a qualified firm reasonably acceptable to Sellers and Buyer (and with the costs of such firm being paid by Sellers and Buyer in equal proportion) (the “Restoration Cost” and the date of such estimation, the “Restoration Cost Estimation Date”), (i) is greater than $50,000 individually (a “Material Casualty Loss”), and (ii) the aggregate Restoration Cost of all Material Casualty Losses exceeds $900,000, Buyer may, by written notice to Southcross within 30 days after the last applicable Restoration Cost Estimation Date (but in any event prior to the Closing Date), then, subject to Section 12.01(c)(v), elect to (i) have Sellers restore, repair or replace such damaged or destroyed Assets to a condition reasonably comparable to their prior condition (any of the foregoing, a “Restoration,” and Buyer’s election of a Restoration, the

“Restoration Option”) or (ii) reduce the Cash Purchase Price by the amount of the aggregate Restoration Cost of all Material Casualty Losses minus $900,000 (the “Restoration Reduction Amount”). If Buyer elects the Restoration Option, it shall notify Southcross of such election in writing, and Sellers shall use their commercially reasonable efforts to complete, or cause to be completed, such Restoration prior to the Closing Date, provided, however, that if such Restoration is not completed in full by the Closing Date, the Closing shall occur on the Closing Date and the Cash Purchase Price will be reduced by the amount of the remaining Restoration Cost as of the Closing. If the Cash Purchase Price is reduced pursuant to this Section 8.07 by the amount of any Restoration Cost, then Sellers shall be entitled to retain any proceeds received under any insurance policies with respect to such Casualty Loss in an amount equal to the Restoration Reduction Amount, and such proceeds up to the Restoration Reduction Amount shall not constitute Assets hereunder. If the Restoration Cost for any Casualty Loss is $50,000 or less individually or the aggregate Restoration Cost of all Material Casualty Losses is $900,000 or less, Sellers shall not be obligated to repair or replace the damaged or destroyed Assets (but shall be obligated to pursue any applicable insurance proceeds in accordance with Section 8.06).

Section 8.08.    Condemnation. If any of the Assets are taken by condemnation from the date hereof until the Closing Date, Sellers shall promptly (but in no event more than five Business Days after the receipt of notice of such condemnation or threat thereof) notify Buyer. If the value of such Assets in a condemnation proceeding, as estimated by a qualified firm reasonably acceptable to Sellers and Buyer (and with the costs of such firm being paid by Sellers and Buyer in equal proportion) (the “Condemnation Value” and the date of such estimation, the “Condemnation Value Estimation Date”), is greater than $100,000, then, subject to Section 12.01(c)(v), the Cash Purchase Price shall be reduced by an amount equal to the Condemnation Value. If the Cash Purchase Price is reduced pursuant to this Section 8.08 in connection with a condemnation event, then Sellers shall be entitled to retain any condemnation proceeds payable with respect to such condemnation event, up to the Condemnation Value, and such proceeds shall not constitute Assets hereunder (to the extent they do not exceed the Condemnation Value). If the Condemnation Value is $100,000 or less, there shall be no reduction to the Cash Purchase Price (but Sellers shall be obligated to pursue and remit to Buyer or cooperate in Buyer’s pursuit of, as applicable, any applicable condemnation proceeds).

Section 8.09.    Seller Marks. Buyer shall, as soon as practicable, but in any event within 90 days after the Closing Date, (i) cease all use of any and all trademarks, service marks, trade names, entity names and logos owned or held for use by Sellers or any of their Affiliates or any variations thereof (“Seller Marks”) (ii) remove, cover or otherwise destroy all use of the Seller Marks from the Assets and (iii) deliver to Sellers a signed written verification that Buyer has discontinued all use of the Seller Marks and that all physical and digital materials bearing the Seller Marks that were in the possession or under the control of Buyer have been discarded, removed, deleted, or transferred to Sellers.

Section 8.10.    Other Confidentiality Agreements. From and after the Closing, upon Buyer’s prior written request, each Seller shall, and shall cause of its Affiliates to, use commercially reasonable efforts, at Buyer’s sole cost and without any Liability to any Seller, to enforce its or their rights under each confidentiality agreement (other than the Confidentiality Agreement) to which the Seller or any of its Affiliates is a party and which pertain to the potential acquisition of the Business (collectively, the “Other Confidentiality Agreements”) on Buyer’s behalf with respect to any breach of the confidentiality obligations thereunder to the extent such breach relates to the Assets or Business.
Section 8.11.    Specified Contracts Schedule. Reasonably promptly after the execution of this Agreement, but in no event later than twenty days following the date hereof, Southcross shall deliver to Buyer a schedule (the “Specified Contracts Schedule”) listing each of the Specified Contracts, which Specified Contracts Schedule shall be broken down by category and shall set forth, for each category of contracts listed in clauses (i) - (xiii) of Section 5.04(d), the Specified Contracts of the type described in such category.
Section 8.12.    Disclaimers.
(a)    General Disclaimer. To the extent required by Applicable Laws to be operative, the disclaimers of certain warranties contained in this Section 8.12 are “conspicuous disclaimers” for purposes of any Applicable Laws.
(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN ARTICLE 5 (AS MODIFIED OR QUALIFIED BY THE SCHEDULES HERETO) OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT AND EXCEPT IN THE CASE OF FRAUD, (I) NONE OF SELLERS, SOUTHCROSS GP NOR ANY OTHER PERSON MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED OR OTHERWISE, WITH RESPECT TO, OR IN RELATION TO, ANY OF THE ASSETS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYER EXPRESSLY WAIVES AND ACKNOWLEDGES THAT NONE OF SELLERS, SOUTHCROSS GP NOR ANY OTHER PERSON MAKE ANY SUCH WARRANTY OR REPRESENTATION, AND BUYER IS NOT RELYING ON ANY SUCH WARRANTY OR REPRESENTATION, (II) SELLERS AND SOUTHCROSS GP EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY, IN WRITING OR OTHERWISE) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY STATEMENT, OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF EACH SELLER OR ANY OF ITS RESPECTIVE AFFILIATES) AND (III) ALL PROPERTIES INCLUDED IN THE ASSETS WILL BE CONVEYED BY SELLERS AND ACCEPTED BY BUYER PRECISELY AND ONLY AS IS, WHERE IS, AND WITH ALL DEFECTS AND FAULTS WITHOUT RECOURSE AND WITHOUT WARRANTY (INCLUDING WITHOUT ANY WARRANTY OF TITLE).

(c)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT (AS MODIFIED OR QUALIFIED BY THE SCHEDULES HERETO) OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT AND EXCEPT IN THE CASE OF FRAUD, BUYER ACKNOWLEDGES AND AGREES THAT SELLERS AND SOUTHCROSS GP ARE CONVEYING THE ASSETS WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLERS HEREBY DISCLAIM), RELATING TO (I) TITLE, (II) THE MERCHANTABILITY, DESIGN, OR QUALITY OF ASSETS, (III) THE FITNESS OF THE ASSETS FOR ANY PARTICULAR PURPOSE, (IV) THE ABSENCE OF PATENT, LATENT OR REDHIBITORY VICES OR DEFECTS, (V) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE ASSETS (SURFACE AND SUBSURFACE), (VI) COMPLIANCE WITH APPLICABLE LAWS, (VII) THE CONTENTS, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION, (VIII) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (IX) CONTRACTUAL, ECONOMIC, FINANCIAL INFORMATION AND/OR OTHER DATA AND ANY RELATED MAPS, ESTIMATIONS OR PROJECTIONS MADE IN SALE PRESENTATIONS OR MARKETING MATERIALS, (X) CONTINUED FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, (XI) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (XII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (XIII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (XIV) ANY OTHER MATTER WHATSOEVER, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER WILL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE AND BUYER IRREVOCABLY WAIVES ANY AND ALL CLAIMS IT MAY HAVE AGAINST SELLERS AND SOUTHCROSS GP ASSOCIATED WITH SAME.
(d)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT (AS MODIFIED OR QUALIFIED BY THE SCHEDULES HERETO) OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT AND EXCEPT IN THE CASE OF FRAUD, SELLERS AND SOUTHCROSS GP HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAW, ASSUMED LIABILITIES RELATING TO ENVIRONMENTAL LAW, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE

ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE WILL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER IS DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
(e)    SELLERS ACKNOWLEDGE AND AGREE THAT NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY, NOTHING IN THIS AGREEMENT SHALL PRECLUDE BUYER FROM MAKING ANY CLAIM FOR RECOVERY OR PAYMENT FROM A THIRD PARTY PURSUANT TO ANY R&W INSURANCE POLICY.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE
The obligation of Buyer to consummate the Transactions is subject to the satisfaction or waiver in writing by Buyer, at or prior to the Closing, of each of the following conditions:
Section 9.01.    Accuracy of Representations. (a) The representations and warranties of Sellers contained in Sections 5.01, 5.02, 5.03(i) and 5.10 will be true and correct in all material respects at and as of the Closing, as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date) and (b) the other representations and warranties of Sellers contained in this Agreement (without giving effect to any qualifications or exceptions as to “materiality” or Material Adverse Effect set forth therein) will be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except in the case of this clause (b) for such failures to be so true and correct, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.02.    Sellers’ Performance. Sellers will have performed and complied in all material respects with all of their covenants and other agreements that they are required to perform pursuant to this Agreement prior to the Closing (or will have cured any such breach to the extent necessary to satisfy this condition).
Section 9.03.    Sellers’ Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.04 will have been delivered (or Sellers will make such deliveries at the Closing).
Section 9.04.    Material Adverse Effect. Since December 31, 2018, there shall not have occurred and be continuing any change, event, circumstance or development that, individually or in the aggregate, has had, or is reasonably expected to have, a Material Adverse Effect.
ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER AND SELLERS

The respective obligations of Buyer and Sellers to consummate the Transactions are subject to the satisfaction or waiver in a joint writing by Buyer and Sellers, at or prior to the Closing, of each of the following conditions:
Section 10.01.    No Order. There will not be in effect any Order by any court of competent jurisdiction enjoining or otherwise prohibiting the Closing.
Section 10.02.    Sale Orders. The Bankruptcy Court will have entered the Bidding Procedures Order, the Sale Order and the Stalking Horse Order, and each of such Orders will be a Final Order.
Section 10.03.    Regulatory Approvals. The MPSC Approval and the APSC Approval shall have been obtained.
ARTICLE 11
CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE
Sellers’ obligation to consummate the Transactions is subject to the satisfaction or waiver in writing by Southcross, at or prior to the Closing, of each of the following conditions:
Section 11.01.    Accuracy of Representations. The representations and warranties of Buyer contained in this Agreement (without giving effect to any qualifications or exceptions as to “materiality” or “Material Adverse Effect” set forth therein) will be true and correct in all respects at and as of the Closing, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such earlier date, except for such failures to be so true and correct, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.
Section 11.02.    Buyer’s Performance. Buyer will have performed and complied in all material respects with all of its covenants and other agreements that it is required to perform pursuant to this Agreement prior to the Closing (or will have cured any such breach to the extent necessary to satisfy this condition).
Section 11.03.    Buyer’s Deliveries. Each of the deliveries required to be made to Sellers pursuant to Section 4.03 will have been delivered (or Buyer will make such deliveries at the Closing).
ARTICLE 12
TERMINATION
Section 12.01.    Termination Events. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Southcross and Buyer;
(b)    by written notice of either Southcross or Buyer to such other Party if:
(i)    Buyer is not the Successful Bidder or the Alternate Bidder at the Auction;

(ii)    the Closing has not occurred by the close of business on March 11, 2020; provided that if as of such date all of the conditions set forth in Article 9, Article 10 and Article 11 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, provided that such conditions would be satisfied on such date) other than the conditions set forth in Section 10.03, either Southcross or Buyer may extend such date to June 11, 2020 (such date, as may be so extended, the “Outside Date”); provided further that a Party may not terminate this Agreement pursuant to this Section 12.01(b)(ii) if such Party is in material breach of any of its representations, warranties, covenants or agreements contained herein and such breach has been a principal cause of the failure of the Closing to occur on or prior to the Outside Date;
(iii)         there is in effect a final and non-appealable Order by any court of competent jurisdiction enjoining or otherwise prohibiting the Closing;
(iv)        (A) Sellers enter into a definitive agreement providing for a Superior Proposal, and Buyer is not the Successful Bidder or Alternate Bidder at the Auction, or (B) Sellers enter into a definitive agreement providing for a Superior Proposal, Buyer is the Alternate Bidder at the Auction, and (1) the closing of the sale of the relevant Assets to the Successful Bidder pursuant to such Superior Proposal has occurred or (2) Buyer is not subsequently deemed to be the Successful Bidder pursuant to Section 7.08 prior to the close of business on January 27, 2020; or
(v)        (A) the Bankruptcy Cases are converted into cases under Chapter 7 of the Bankruptcy Code or dismissed or (B) a Trustee under Chapter 11 of the Bankruptcy Code is appointed in the Bankruptcy Cases;
(c)    so long as Buyer is not in material breach of its obligations under this Agreement, by Buyer, by written notice to Southcross:
(i)        if (A) Sellers breach any representation or warranty or fail to perform any covenant or agreement contained in this Agreement, (B) such breach would result in a failure of a condition set forth in Article 9 or Article 10 and (C) such breach is incapable of being cured or, if such breach is curable, has not been cured by the earlier of (1) 20 Business Days after the giving of written notice by Buyer to Sellers of such breach and (2) the Outside Date;
(ii)        if Sellers file a motion (without Buyer’s consent) to have the Bankruptcy Court enter an Order dismissing or converting the Bankruptcy Cases into cases under Chapter 7 of the Bankruptcy Code or appointing a trustee in the Bankruptcy Cases or appointing an examiner with enlarged power related to the operation of the Business (beyond those set forth in Section 1106(a)(3) or 1106(a)(4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;
(iii)        if the Sale Hearing is not held on or before October 22, 2019, or if the Sale Hearing is delayed due to the Bankruptcy Court’s unavailability, the next Business Day on which the Bankruptcy Court is available to hold such hearing;

(iv)        if the Bankruptcy Court has not entered the Sale Order within three Business Days following the Sale Hearing; or
(v)        if there has been a Casualty Loss described in Section 8.07 or a condemnation event described in Section 8.08, the relevant Assets have not been restored to a condition reasonably comparable to their prior condition, and such Casualty Loss or condemnation event, individually or in the aggregate, constitutes a Material Adverse Effect; or
(d)        so long as Sellers are not in material breach of their obligations under this Agreement, by Southcross by written notice to Buyer if:
(i)        (A) Buyer breaches any representation or warranty or fails to perform any covenant or agreement contained in this Agreement, (B) such breach would result in a failure of a condition set forth in Article 10 or Article 11, and (C) such breach is incapable of being cured or, if such breach is curable, has not been cured by the earlier of (D) 20 Business Days after the giving of written notice by Southcross to Buyer of such breach and (E) the Outside Date; or
(ii)        Buyer fails to consummate the Transactions, including payment of the Purchase Price, as and when required by Article 4 hereof.
Section 12.02.    Effect of Termination.
(a)    Subject to Section 3.02 and Section 12.02(b), in the event of a valid termination of this Agreement by Buyer or Southcross pursuant to this Article 12, all rights and obligations under this Agreement will terminate without any Liability of any Party or Person to any other Party or Person; provided that, subject to Section 3.02, nothing herein will relieve any Party from Liability for any failure to consummate the Transactions when required pursuant to this Agreement or any willful and material breach of this Agreement prior to such termination; and provided, further, that the provisions of this Section 12.02 and Section 3.02, Section 7.01(b), Section 8.12, Section 12.03 and Article 13, and, to the extent applicable to the interpretation or enforcement of such provisions, Article 1 will survive the termination of this Agreement.
(b)    If this Agreement is validly terminated pursuant to Section 12.01 for any reason other than a Specified Termination Event, then Sellers, jointly and severally, shall pay or cause to be paid to Buyer the Expense Reimbursement within two Business Days after such termination. The Parties acknowledge and agree that Buyer’s entitlement to the Expense Reimbursement (to the extent applicable) will constitute liquidated damages (and not a penalty). Notwithstanding anything to the contrary contained herein, if the Closing fails to occur for any reason, the sole and exclusive remedy of Buyer against Sellers in connection with this Agreement and the Transactions is set forth in Section 3.02(c) and this Article 12. For purposes of this Agreement, “Specified Termination Event” shall mean the valid termination of this Agreement (i) by Southcross pursuant to Section 12.01(d) or (ii) by either Buyer or Southcross pursuant to (A) Section 12.01(b)(ii) under circumstances where, as of the Outside Date, all of the conditions set forth in Article 9, Article 10 and Article 11 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, provided that such conditions would be satisfied on such date) other than the conditions set forth in Section 10.03 or (B) Section 12.01(b)(iii) under circumstances where the applicable Order relates to the failure to obtain MPSC Approval or the APSC Approval.
Section 12.03.    Procedure Upon Termination. In the event of valid termination pursuant to Section 12.01, the terminating Party must give written notice thereof, specifying the provision pursuant to which the Agreement is being terminated, to the other Party or Parties, and this Agreement will terminate (subject to Section 12.02) and the purchase of the Assets hereunder will be abandoned without further action by Buyer or Sellers. If this Agreement is terminated as provided herein, Southcross will be deemed to have delivered notice to Buyer that it must return or destroy all Confidential Information and Buyer will redeliver to Sellers or destroy all documents, work papers and other materials of Buyer and its Representatives relating to the Transactions, in accordance with the terms of the Confidentiality Agreement.
ARTICLE 13
GENERAL PROVISIONS
Section 13.01.    No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other Transaction Document delivered by any Party pursuant to this Agreement will terminate upon and not survive the Closing, and no Party shall have any Liability thereafter in respect thereof. Each Party’s covenants and other agreements contained in this Agreement will terminate upon the Closing, except the Post-Closing Covenants applicable to such Party, which Post-Closing Covenants will survive the Closing until the earlier of:
(a)    full performance of such Post-Closing Covenant in accordance with this Agreement; and
(b)    (i) if time for performance of such Post-Closing Covenant is specified in this Agreement, 30 days following the expiration of the time period for such performance, or (ii) if time for performance of such Post-Closing Covenant is not specified in this Agreement, the expiration of the applicable statute of limitations with respect to any claim for any failure to perform such Post-Closing Covenant;
provided, that if a written notice of any claim with respect to any Post-Closing Covenant is given prior to the expiration thereof, then such Post-Closing Covenant will survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.
Section 13.02.    Notices. All notices, requests, consents, waivers and other communications under this Agreement must be in writing and delivered by hand, sent by email (with read receipt received), sent by overnight courier, or sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses and Representatives (if applicable) set forth below (or to such other addresses and Representatives as a Party may designate by notice to the other Parties):
(i)    If to any Seller, then to:

Southcross Energy Partners, L.P.
Attn: General Counsel
1717 Main Street, Suite 5200
Dallas, TX 75201
E-mail: kelly.jameson@southcrossenergy.com
with a copy (which will not constitute notice) to:
Davis Polk & Wardwell LLP
Attn:     Marshall Huebner
Darren Klein
        Harold Birnbaum
450 Lexington Avenue
New York, NY 10017
E-mail: marshall.huebner@davispolk.com
darren.klein@davispolk.com
        harold.birnbaum@davispolk.com

(ii)    If to Buyer:
Magnolia Infrastructure Holdings, LLC
c/o ArcLight Capital Partners, LLC
Attn:    General Counsel
200 Clarendon Street, 55th Floor
Boston, MA 02116
E-mail: tburke@arclightcapital.com
with a copy (which will not constitute notice) to:
Gibson, Dunn & Crutcher LLP
Attn:     Justin Stolte
Jonathan Whalen
811 Main Street, Suite 3000
Houston, Texas 77002-6117
E-mail: jstolte@gibsondunn.com
jwhalen@gibsondunn.com

All such notices, requests, consents, waivers and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. on a Business Day in the recipient’s location. Otherwise, any such notice, request, consent, waiver or other communication shall be deemed to have been received on the following Business Day in the recipient’s location.

Section 13.03.    Waiver; Waiver of Damages.

(a)    Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Laws, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one Party will be deemed to be a waiver of any right of the Party hereto that gives such notice or demand to take further action without notice or demand.
(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY HERETO FOR SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES ARISING OUT OF, ASSOCIATED WITH, OR RELATING TO THIS AGREEMENT AND THE PARTIES HEREBY WAIVE ALL CLAIMS FOR ANY SUCH DAMAGES; PROVIDED THAT NOTHING IN THIS SECTION SHALL PRECLUDE BUYER FROM MAKING ANY CLAIM FOR RECOVERY OR PAYMENT FROM A THIRD PARTY PURSUANT TO ANY R&W INSURANCE POLICY.
Section 13.04.    Entire Agreement; Amendment. This Agreement (including the Schedules, Disclosure Schedules and the Exhibits hereto) and the other Transaction Documents supersede all prior agreements between Buyer and Sellers with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer and Sellers with respect to the subject matter hereof and thereof. Except as permitted under Section 2.05(c), this Agreement, including all Schedules, Disclosure Schedules and Exhibits hereto, may not be amended, modified or supplemented, nor the terms hereof waived, except by a written agreement executed by all of the Parties.
Section 13.05.    Assignment. Except as provided in Section 4.05, this Agreement, and the rights, interests and obligations hereunder, may not be assigned by any Party (by operation of law or otherwise) without the express written consent of the other Parties; provided, that Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities pursuant to a plan of reorganization confirmed by the Bankruptcy Court. Any attempted or purported assignment in violation of this Section 13.05 will be deemed void ab initio. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 13.06.    Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability.

Section 13.07.    Expenses. Except to the extent otherwise specifically provided herein, each of Sellers, on the one hand, and Buyer, on the other hand, will bear its own respective expenses incurred in connection with the negotiation and execution of this Agreement, the other Transaction Documents and the Transactions. Without limiting the foregoing, Buyer will pay the filing fee required in connection with any filing with the APSC or MPSC and any fee required to be paid to the Escrow Agent in connection with the Deposit Escrow Agreement.
Section 13.08.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof, including if any of the Parties fails to take any action required of it hereunder to consummate the Transactions, and, accordingly, prior to the Closing, each Party will be entitled to an injunction or injunctions without proof of damages or posting a bond or other security to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, including specific performance of the covenants, promises or agreements contained in this Agreement or an Order enjoining the applicable Party from any threatened, or from the continuation of any actual, breach of such covenants, promises or agreements, and from and after the Closing, any Party will be entitled to an injunction or injunctions without proof of damages or posting a bond or other security to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in each case in this sentence, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity. The right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Sellers nor Buyer would have entered into this Agreement.
Section 13.09.    Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.
(a)    Except (i) to the extent the mandatory provisions of the Bankruptcy Code apply and (ii) for any real or immovable property issues, which will be governed by and construed and enforced in accordance with the internal laws of the state in which such real or immovable property is located (without reference to the choice of law rules of such state), this Agreement and all disputes or controversies arising out of or relating to this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto.
(b)    Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes, which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions and (ii) any and all claims relating to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding; provided that, if the Bankruptcy Cases are closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court or, if such court will not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and any appellate court from any thereof for the resolution of any such claim or dispute. The Parties each hereby irrevocably waive, to the fullest extent permitted by Applicable Laws, the defense of an inconvenient forum to the maintenance of any such Proceeding. The Parties each consent to service of process by mail (in accordance with Section 13.02) or any other manner permitted by law. Notwithstanding the foregoing, each of the Parties agrees that a judgment, decree or award rendered by any such court in Delaware may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE, INCLUDING ANY CLAIM, CAUSE OF ACTION OR LEGAL PROCEEDING) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY OR SUCH PARTY’S REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.
Section 13.10.    Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement or such amendment and all of which, when taken together, will constitute one and the same instrument. Notwithstanding anything to the contrary in Section 13.02, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by email attachment will be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.
Section 13.11.    Parties in Interest; No Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon Buyer, Sellers and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind, except that Section 13.12 is intended for the benefit of and are enforceable by the Party Affiliates; provided that in each case such party will be subject to all the limitations and procedures of this Agreement as if it were a Party hereunder.
Section 13.12.    No Recourse.
(a)    Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties will have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document in respect of any oral representations made or alleged to be made in connection herewith or therewith will be had against, any former, current or future Affiliate, incorporator, controlling Person, fiduciary, Representative, co-owner or equity holder of any Party (or any of their successors or permitted assignees) (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Person against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other Applicable

Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Person under this Agreement or the transaction contemplated hereby, under any documents or instruments delivered contemporaneously herewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that (i) nothing herein shall limit the rights of any party to a Transaction Document under such Transaction Document against any other Person that is party thereto and (ii) nothing in this Section 13.12(a) shall limit the Third-Party beneficiary rights expressly granted to Southcross pursuant to the terms of the Equity Commitment Letter.
(b)    Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the other Transaction Document or arising out of any Post-Closing Covenant and except in the case of Fraud, Buyer, on behalf of itself and each of its Affiliates and each of its and their respective past, present and/or future general or limited partners, management companies, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges Sellers and Southcross GP, their respective Affiliates and each of the foregoing’s respective past, present and/or future officers, directors (and Persons in similar positions), employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, Proceedings, executions, Orders, duties, debts, dues, accounts, bonds, Liabilities, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which any of the Releasors may have against any of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Assets, the Business or any action taken or failed to be taken by any of the Released Parties in any capacity related to Assets or the Business, in each case, occurring or arising on or prior to the Closing Date. From and after the Closing and notwithstanding any applicable statute of limitations, Buyer will not, and will cause each of the other Releasors not to, bring any Proceeding against Sellers or any of the other Released Parties, whether at law or in equity, with respect to any of the rights or claims waived and released by Buyer on behalf of itself and the other Releasors under this Section 13.12(b).
(c)    Buyer agrees that if Buyer or any of its Affiliates obtains or binds a representations and warranties insurance policy with respect to any of the representations or warranties set forth in Article 5 of this Agreement, any certificate delivered by Seller pursuant to this Agreement or any other Transaction Document (each, a “R&W Insurance Policy”), each such R&W Insurance Policy will at all times provide that: (i) the insurer will have no, and will waive and not pursue any and all, subrogation rights against Sellers, Southcross GP or any of their Affiliates, other than with respect to a claim for Fraud, (ii) Sellers and Southcross GP are third-party beneficiaries of such waiver and (iii) Buyer will have no obligation to pursue any claim against Sellers or Southcross GP in connection with any Liability.

Section 13.13.    Disclosure Schedules; Materiality. The inclusion of any matter in any Disclosure Schedule will be deemed to be a disclosure in all other Disclosure Schedules, without the need for repetition or cross reference, to the extent that the relevance of such disclosure to the other Disclosure Schedules is reasonably apparent on its face. The inclusion of any matter in any Disclosure Schedule will not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Disclosure Schedule will not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”
Section 13.14.    Liquidating Trustee. If at any time any Seller liquidates, its estate is converted to Chapter 7, or otherwise has a trustee or other Representative appointed by the Bankruptcy Court (as applicable, a “Trustee”), then such Trustee will be bound to perform the obligations of Sellers and will be entitled to exercise the rights of Sellers under this Agreement, and with respect to all of Sellers’ assets that are abandoned (if any) following the date hereof, Sellers grant to such Trustee a power of attorney for purposes performing Sellers’ obligations under Section 2.06 with respect to such abandoned assets. Sellers acknowledge and agree that the power of attorney granted to such Trustee (if any) pursuant to the foregoing clause (b) is coupled with an interest and will be irrevocable. Further, such power of attorney will also be granted to Buyer for purposes of performing Sellers’ obligations under Section 2.06 with respect to such abandoned assets, as determined by Buyer, and in the event Buyer exercises such power of attorney, the Trustee will not commit any act or take any action that is inconsistent with such exercise by Buyer, except as requested in writing by Buyer.
Section 13.15.    Seller Representative.
(a)    Southcross GP and each Southcross Entity, by executing this Agreement, irrevocably constitutes and appoints Southcross and its successors, acting as hereinafter provided, as such appointing Person’s attorney-in-fact to act on behalf of such Person in connection with the authority granted to Southcross pursuant to this Section 13.15, and acknowledges that such appointment is coupled with an interest.
(b)    Southcross GP and each Southcross Entity, by the appointment described in Section 13.15(a), (i) authorizes Southcross subsequent to the date hereof (A) to give and receive written consents, reports, notices and communications to or from Buyer relating to this Agreement, the Transactions and the other Transaction Documents, (B) to act on such appointing Person’s behalf with respect to any and all matters affecting such appointing Person in this Agreement, including giving and receiving all notices and communications to be given or received with respect to any such matters, and (C) to negotiate, compromise and resolve any dispute that may arise under this Agreement and (ii) agrees to be bound by all agreements and determinations made by and documents executed and delivered by Southcross pursuant to the authority granted to Southcross hereunder.
(c)    Southcross GP and each Southcross Entity, by the execution of this Agreement, expressly acknowledges and agrees that (i) Southcross is authorized to act on its behalf with respect to this Agreement, notwithstanding any dispute or disagreement between such appointing Person and Southcross, and (ii) Buyer will be entitled to solely interact with, and rely on any and all actions taken by, Southcross under this Agreement without any Liability to, or obligation to inquire of, such appointing Person. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, Southcross that is within the scope of Southcross’s authority under this Section 13.15 will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of Sellers and will be final, binding and conclusive upon such appointing Person. Buyer will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or interaction of, such appointing Person and Sellers.
Section 13.16.    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Articles 9, 10 or 11, as the case may be, if such failure was caused by such Party’s material failure to comply with any provision of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the day and year first above written.

SELLERS

Southcross energy Partners, L.P.
By:	Southcross Energy Partners GP, LLC
Its general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	President and CEO

Southcross Energy Partners, GP, LLC

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	President and CEO

1

The Southcross Entities:

Southcross Energy Finance Corp.

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Energy Operating, LLC
By:	Southcross Energy Partners, L.P., its
sole member
By:	Southcross Energy Partners, GP, LLC,
its general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Energy GP, LLC
By:	Southcross Energy Operating, LLC, its
sole member

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Energy LP, LLC
By:	Southcross Energy Operating, LLC, its
sole member

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Gathering Ltd.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

2

Southcross CCNG Gathering Ltd.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross CCNG Transmission Ltd.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Marketing Company Ltd.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross NGL Pipeline Ltd.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Midstream Services, L.P.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

3

Southcross Mississippi Industrial Gas Sales, L.P.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Mississippi Pipeline, L.P.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Gulf Coast Transmission Ltd.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Mississippi Gathering, L.P.
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Delta Pipeline, LLC
By:	Southcross Mississippi Gathering, L.P.
as sole member
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

4

Southcross Alabama Pipeline, LLC
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Nueces Pipelines LLC
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Processing LLC
By:	Southcross Energy GP LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

FL Rich Gas Services GP, LLC

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

FL Rich Gas Services, LP
By:	Fl Rich Gas Services GP, LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

5

FL Rich Gas Utility GP, LLC
By:	FL Rich Gas Services, LP, its
sole member
By:	FL Rich Gas Services GP, LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

FL Rich Gas Utility, LP
By:	FL Rich Gas Utility GP, LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

Southcross Transmission, LP
By:	FL Rich Gas Services, LP, its
limited partner
By:	FL Rich Gas Services GP, LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

T2 EF Cogeneration Holdings, LLC
By:	FL Rich Gas Services, LP, its
sole member
By:	FL Rich Gas Services GP, LLC, its
general partner

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

6

T2 EF Cogeneration LLC
By:	T2 EF Cogeneration Holdings, LLC, its
sole member

By:	/s/ James W. Swent III
Name:	James. W. Swent III
Title:	Authorized Person

7

BUYER

Magnolia Infrastructure Holdings, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

Signature Page
Asset Purchase Agreement